Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

AMN HEALTHCARE, INC.,

MEDPARTNERS HIM, LLC,

ROBERT BRADLEY

(as Owner Representative)

AND

THE OWNERS SET FORTH ON SCHEDULE A HERETO.

Dated as of April 9, 2018

-i-

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		27

4.1	Organization and Qualification; Authority	27
4.2	Authorization and Validity	27
4.3	No Conflict; Required Filings and Consents	27
4.4	Litigation	28
4.5	Brokers	28
4.6	Solvency	28
4.7	Sufficiency of Funds	28
4.8	Restricted Securities	28
4.9	No Other Representations and Warranties	29
4.10	No Reliance	29

ARTICLE V COVENANTS		29

5.1	Interim Operations	29
5.2	Filings and Consents	31
5.3	Reasonable Assistance	32
5.4	Access to Information	32
5.5	Public Announcements	33
5.6	No Shop	33
5.7	Tax Matters	33
5.8	Manager and Officer Indemnification	37
5.9	R&W Insurance Policy	37
5.10	Release	37
5.11	Transition Services Agreement	38
5.12	Name Change	38
5.13	Tail Coverage	39
5.14	Certain Bonuses	39
5.15	Landlord Consent	39

ARTICLE VI CONDITIONS PRECEDENT TO THE CLOSING		39

6.1	Conditions to the Obligations of Each Party	39
6.2	Conditions to Obligations of Purchaser	39
6.3	Conditions to Obligations of the Owners	41

ARTICLE VII TERMINATION		41

7.1	Termination by Mutual Consent	41
7.2	Termination by Purchaser or the Owners	41
7.3	Termination by Purchaser	42
7.4	Termination by the Owners	42
7.5	Effect of Termination	42

ARTICLE VIII INDEMNIFICATION		43

8.1	Survival Periods	43
8.2	Indemnification by an Owner	43
8.3	Indemnification by Purchaser	44

-ii-

8.4	Notice and Defense of Claims	45
8.5	Limitations on Liability	46
8.6	Additional Limitations	47
8.7	Fraud	48
8.8	Mitigation	48
8.9	Right of Offset	48
8.10	Materiality; Net Losses; No Subrogation; Access to Information; No Contributions	48
8.11	Payment of Claims	48

ARTICLE IX MISCELLANEOUS		49

9.1	Definitions	49
9.2	Further Assurances	55
9.3	Transaction Expenses	55
9.4	Entire Agreement; Modification or Amendment	55
9.5	Waiver	55
9.6	Assignment	56
9.7	Severability	56
9.8	Notices	56
9.9	Governing Law; Venue	57
9.10	Waiver of Jury Trial	57
9.11	Descriptive Headings	58
9.12	Third Party Beneficiaries	58
9.13	No Recourse	58
9.14	Specific Performance	58
9.15	Interpretation	59
9.16	Waiver of Conflict; Disposition of Attorney-Client Privilege	59
9.17	Counterparts	59
9.18	Owner Representative; Owner Representative Reserve	59

-iii-

DEFINED TERMS

Accounting Firm	3
Acquisition	1
Acquisition Documents	48
Acquisition Proposal	33
Action	48
Adjustment Escrow Amount	48
Affiliate	48
Agreement	1
Annual Financial Statements	10
Benefit Plans	14
Bond Obligations	24
Business Day	48
Cash	48
Closing	7
Closing Cash	49
Closing Date	7
Closing Purchase Price	1
Closing Statement	3
Closing Statement Dispute Notice	3
Code	49
Company	1
Company Benefit Plan	49
Company Business	49
Company Indebtedness	1
Company Intellectual Property	17
Company Representatives	32
Company Terminating Breach	41
Confidentiality Agreement	32
Copyrights	18
Deductible	46
Earn Out Dispute Notice	5
Environmental Laws	21
ERISA	14
ERISA Affiliate	49
Escrow Agent	49
Escrow Agreement	49
Escrow Amount	49
Escrow Fund	49
Estimated Closing Cash	2
Estimated Company Indebtedness	2
Estimated Net Working Capital	2
Estimated Transaction Expenses	2
FCPA	24
Final Statement	4
Financial Statements	10

-iv-

First Earn Out Payment	50
First Gross Profit Calculation	5
First Measurement Period	5
Fundamental Representations	42
Governmental Programs	50
Gross Profit	50
Gross Profit Margin	50
Hazardous Materials	21
HIPAA	50
Identified State	35
Indebtedness	50
Indemnification Limit	46
Indemnified Party	44
Indemnifying Party	44
Indemnity Escrow Amount	51
Information Policies and Procedures	23
Interim Financial Statements	10
IT Assets	23
Knowledge	51
Law	51
Laws	51
Leased Real Property	16
Liability	51
Liens	1
Losses	43
M&O Indemnified Parties	36
Marks	17
Material Adverse Effect	51
Material Contract	18
Measurement Period	5
Measurement Time	52
MedPartners LT	38
Membership Interests	1
Net Adjustment Amount	5
Net Working Capital	52
Net Working Capital Target	52
Non-Party Affiliates	57
Offset Dispute Notice	6
Offset Notice	6
Order	52
Ordinary Course of Business	52
Organizational Documents	9
Other Privacy Laws	52
Outside Date	41
Owner	1
Owner Representative	1

-v-

Owner Representative Expenses	60
Owner Representative Reserve	52
Owner Returns	33
Owners	1
P2P	32
Patent Applications	17
Patents	17
Permit	11
Permitted Liens	53
Person	53
Pre-Closing Period	33
Private Programs	53
Pro Rata Share	53
Purchase Price	1
Purchaser	1
Purchaser Group	43
Purchaser Indemnified Party	43
Purchaser Released Parties	37
Purchaser Representatives	32
Purchaser Terminating Breach	42
Purchaser’s Similar Businesses	49
R&W Insurance Policy	36
R&W Premium	37
Related Person	53
Response Period	5
Revenue	53
Second Earn Out Payment	53
Second Gross Profit Calculation	5
Straddle Period	54
Straddle Period Return	33
Tax	19
Tax Escrow Amount	54
Tax Return	19
Taxing Authorities	35
Third Part(ies)	54
Third Party Claim	44
Top 20 Customers	24
Transaction Expenses	54
Transactions	8
Transfer Taxes	33
Transition Period	38
Treasury Regulations	54
VDA Proceeding	36
WARN Act	13

-vi-

EXHIBITS AND SCHEDULES

Schedule A	–	Owners
Schedule B	–	Owners’ Pro Rata Share
Schedule C	–	EBITDA/Earn-out Calculations
Schedule 5.1	–	Interim Operations
Schedule 5.7	–	Identified States
Schedule 5.13	–	Tail Insurance Policies
Schedule 5.14	–	Certain Bonuses
Schedule 6.2(n)	–	Terminated Affiliate Agreements
Exhibit A	–	Net Working Capital Principles
Exhibit B	–	Transition Services Agreement
Exhibit C	–	Resigning Managers and Officers
Exhibit D	–	Non-Competition and Non-Solicitation Agreement
Exhibit E	–	Escrow Agreement
Exhibit F	–	R&W Insurance Policy

-vii-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of April 9, 2018, is made by and among AMN Healthcare, Inc., a Nevada corporation (“Purchaser”), MedPartners HIM, LLC, a Delaware limited liability company (the “Company”), the owners of the Company set forth on Schedule A attached hereto (each an “Owner” and collectively, the “Owners”) and Robert Bradley, individually in his capacity as the representative of Owners (the “Owner Representative”).

WHEREAS, the Owners own all of the issued and outstanding membership interests of the Company as set forth on Schedule A attached hereto (the “Membership Interests”); and

WHEREAS, the Owners desire to sell and convey the Membership Interests to Purchaser, and Purchaser desires to purchase the Membership Interests from the Owners, upon the terms and conditions set forth in this Agreement (the “Acquisition”).

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

1.1 Sale and Purchase of Membership Interests. At the Closing, the Owners shall sell, assign, transfer and deliver the Membership Interests to Purchaser, and Purchaser shall purchase the Membership Interests from the Owners, free and clear of all security interests, liens, claims, pledges, defaults of title, encumbrances, hypothecations, mortgages, restrictions, adverse rights or interests, charges, and other encumbrances of any nature whatsoever (collectively, “Liens”) and on the terms and subject to the conditions set forth in this Agreement.

1.2 Purchase Price.

(a) As consideration for the Membership Interests and the other rights and benefits conferred in this Agreement, Purchaser will (i) at the Closing, pay to the Owners, pro rata in accordance with their Pro Rata Shares, in immediately available funds an amount equal to One Hundred Ninety Five Million Dollars ($195,000,000), (x) plus (A) the amount by which Estimated Net Working Capital exceeds the Net Working Capital Target (or less the amount by which the Net Working Capital Target exceeds the Estimated Net Working Capital) and (B) the amount of Estimated Closing Cash, less (y) (A) the Estimated Transaction Expenses, (B) the aggregate amount of Indebtedness of the Company (“Company Indebtedness”) outstanding as of the Closing Date as set forth on the Estimated Statement (C) the Escrow Amount (collectively, the “Closing Purchase Price”), and (D) the Owner Representative Reserve and (ii) pay to the Owners the additional consideration, if any, determined pursuant to Section 1.4. The Closing Purchase Price, the additional consideration payable pursuant to Section 1.4 and any remaining amounts of the Escrow Fund paid to the Owners are collectively referred to herein as the “Purchase Price”.

(b) Estimated Statement. No later than three (3) Business Days before the Closing Date, Sellers shall prepare and deliver to Purchaser a statement (the “Estimated Statement”) setting forth the following, in each case as of the Measurement Time, (i) the Company’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), (ii) the Company’s good faith estimate of the Company Indebtedness (the “Estimated Company Indebtedness”), (iii) the Company’s good faith estimate of the Transaction Expenses that have not been paid by the Owners or the Company as of the Closing Date (the “Estimated Transaction Expenses”), (iv) the Company’s good faith estimate of the Closing Cash (the “Estimated Closing Cash”) and (v) an estimated balance sheet of the Company as of the Measurement Time.

(c) At the Closing, Purchaser shall:

(i) deposit or cause to be deposited into an account or accounts designated in writing (prior to Closing) by the Owner Representative, by wire transfer of immediately available funds, cash in an amount equal to the Closing Purchase Price and the Owner Representative Reserve;

(ii) repay, or cause to be repaid, all of the Company Indebtedness set forth on the Estimated Statement (other than capital leases) in accordance with any payoff letters executed by the applicable lender with respect thereto and delivered to Purchaser pursuant to Section 6.2, by wire transfer of immediately available funds to the account(s) designated in such payoff letters;

(iii) shall pay, or cause to be paid, the unpaid Transaction Expenses by wire transfer of immediately available funds to the account(s) specified in the Estimated Statement;

(iv) pay to the Escrow Agent the Adjustment Escrow Amount for the sole purpose of securing payment of any amount payable to Purchaser pursuant to Section 1.3. The Adjustment Escrow Amount shall be held and released in accordance with the Escrow Agreement and the provisions of Section 1.3(d);

(v) pay to the Escrow Agent the Tax Escrow Amount for the sole purpose of securing payment of any amount payable to Purchaser pursuant to Section 8.2(a)(iv), which Tax Escrow Amount shall be held and released in accordance with the Escrow Agreement; and

(vi) pay to the Escrow Agent the Indemnity Escrow Amount for the purpose of securing payment of (A) Purchaser’s right to indemnification under ARTICLE VIII, and (B) any amount payable to Purchaser pursuant to Section 1.3(d) (solely in the event that the Adjustment Escrow Amount is insufficient to pay any such amounts due to Purchaser thereunder). On the twelve (12) month anniversary of the Closing Date, as set forth in the Escrow Agreement, the Escrow Agent shall release any remaining amount of the Escrow Fund less (x) any remaining amounts of the Tax Escrow Amount and (y) amounts that would be necessary to satisfy any then pending and unsatisfied or unresolved claims made in good faith by Purchaser on the Escrow Fund under ARTICLE VIII, in immediately available funds, to the Owners. Promptly after all claims against the Escrow Fund have been resolved, the remaining balance of the Escrow Fund shall be paid to the Owners, except for the Tax Escrow Amount, which shall be held and released in accordance with the Escrow Agreement.

1.3 Purchase Price Adjustment.

(a) Closing Statement. As promptly as practicable, but in any event no later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Owners (i) a balance sheet of the Company as of the Measurement Time, prepared in accordance with this Agreement and (ii) a statement of the Net Working Capital, the Company Indebtedness, Closing Cash and the Transaction Expenses as of the Measurement Time, prepared in accordance with the Net Working Capital Principles set forth on Exhibit A (together with the balance sheet referred to in clause (i) above, the “Closing Statement”).

(b) Review. After receipt of the Closing Statement, the Owners shall have twenty (20) Business Days (the “Review Period”) to review the Closing Statement. During the Review Period, upon reasonable advance notice delivered to Purchaser, the Owner Representative and its representatives shall have full access to the books and records of the Company or Purchaser, the work papers prepared by Purchaser and/or the Purchaser Representatives, and the appropriate personnel (as reasonably requested by the Owner Representative), to the extent that they relate to the Closing Statement and to such historical financial information relating to the Closing Statement as the Owner Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Closing Statement Dispute Notice (defined below).

(c) Disputes. Unless disputed by the Owner Representative in accordance with this Section 1.3(c), the Closing Statement shall be deemed to be and shall be final, binding and conclusive on Purchaser and the Owners. The Owner Representative may dispute the amounts initially reflected on the Closing Statement by delivering a written notice (the “Closing Statement Dispute Notice”) to Purchaser within the Review Period setting forth in reasonable detail the specific line items being disputed and the amounts thereof. If the Owner Representative timely delivers a Closing Statement Dispute Notice, Purchaser and the Owner Representative shall meet and confer and attempt to resolve the dispute. If the parties are unable to resolve the dispute within thirty (30) days after delivery of the Closing Statement Dispute Notice, the claim shall be submitted to, and determined by a mutually acceptable and nationally recognized independent accounting firm (the “Accounting Firm”). If issues in dispute are submitted to the Accounting Firm for resolution, (i) each party shall instruct the Accounting Firm to resolve any such disputes and make its determinations within thirty (30) days of such submission, (ii) each party shall furnish to the Accounting Firm such work papers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party, and shall be afforded the opportunity to present to the Accounting Firm any material relating to the determination and to discuss the determination with the Accounting Firm; (iii) the determination by the Accounting Firm of any disputed items as set forth in a notice delivered to the parties by the Accounting Firm will be final, binding and conclusive on the parties, absent manifest error; (iv) the determination of each amount of the items in dispute shall be no less than the lesser of the amount claimed by either Purchaser or the Owner Representative, and shall be no greater than the greater of the amount claimed by either Purchaser or the Owner Representative; and (v) the fees and expenses of the Accounting Firm for such determination shall be paid by the parties based upon the degree to which the Accounting Firm accepts the respective positions of the parties. The degree to which such positions are upheld will be determined by comparing (x) the difference between the Purchase Price as finally determined pursuant to this Section 1.3 and the Purchase Price as calculated on the Closing Statement assuming all of the positions asserted by Purchaser had been upheld in their entirety by the Accounting Firm and (y) the difference between the Purchase Price as finally determined pursuant to this Section 1.3 and the Purchase Price as calculated on the Closing Statement Dispute Notice assuming all of the positions asserted by the Owners had been upheld in their entirety by the Accounting Firm. By way of illustration, (A) if Purchaser’s calculations would have resulted in a $500,000 net payment to Purchaser, the Owners’ calculations would have resulted in a $500,000 net payment to the Owners from Purchaser and the Accounting Firm’s final determination results in an aggregate net payment of $250,000 to the Owners under Section 1.3, Purchaser and the Owners shall pay 75% and 25%, respectively, of such fees and expenses and (B) if each of such parties’ calculation differs from the Independent Firm’s calculation by the same amount, Purchaser and the Owners shall split such fees and expenses evenly. The Accounting Firm shall act as expert and not as arbitrator.

(d) Adjustment. Within five (5) Business Days of the determination, in accordance with Sections 1.3(a) and (b) above, of the final Closing Statement (the “Final Statement”), the Purchase Price shall be adjusted as follows:

(i) If the Net Working Capital reflected on the Final Statement is less than the Estimated Net Working Capital by at least $150,000, then the Escrow Agent shall release to Purchaser the amount of the entire shortfall from the Escrow Fund in accordance with the Escrow Agreement. If the Working Capital reflected on the Final Statement is greater than the Estimated Working Capital by at least $150,000, then Purchaser shall pay to the Owners, pro rata in accordance with their Pro Rata Share, such entire surplus. For the avoidance of doubt, in all other cases there shall be no adjustment to the Purchase Price resulting from the calculation of Net Working Capital.

(ii) If the Company Indebtedness reflected on the Final Statement exceeds the Estimated Company Indebtedness, then the Escrow Agent shall release to Purchaser the amount of the entire surplus from the Escrow Fund in accordance with the Escrow Agreement. If the Company Indebtedness reflected on the Final Statement is less than the Estimated Company Indebtedness, then Purchaser shall pay to the Owners, pro rata in accordance with their Pro Rata Share, such entire shortfall.

(iii) If the Transaction Expenses reflected on the Final Statement exceed the Estimated Transaction Expenses, then the Escrow Agent shall release to Purchaser the amount of the entire surplus from the Escrow Fund in accordance with the Escrow Agreement. If the Transaction Expenses reflected on the Final Statement is less than the Estimated Transaction Expenses, then Purchaser shall pay to the Owners, pro rata in accordance with their Pro Rata Share, such entire shortfall.

(iv) If the Closing Cash reflected on the Final Statement is less than the Estimated Closing Cash, then the Escrow Agent shall release to Purchaser the amount of the entire shortfall from the Escrow Fund in accordance with the Escrow Agreement. If the Closing Cash reflected on the Final Statement is greater than the Estimated Closing Cash, then Purchaser shall pay to the Owners, pro rata in accordance with their Pro Rata Share, such entire surplus.

(v) Any amounts payable to Purchaser or the Owners pursuant to this Section 1.3 shall be paid net of one another (such net amount, the “Net Adjustment Amount”) in a single payment. For the avoidance of doubt, (A) if the Net Adjustment Amount is in Purchaser’s favor and such amount is less than the Adjustment Escrow Amount, then the remaining portion of the Adjustment Escrow Amount shall be simultaneously released to the Owners, (B) if the Net Adjustment Amount is in Purchaser’s favor, and is greater than the Adjustment Escrow Amount, then Purchaser shall have the option, but not the obligation, to have the Escrow Agent release to Purchaser such excess amount from the Indemnity Escrow Amount to pay such additional amounts in accordance with the Escrow Agreement; provided that Purchaser in its sole discretion may elect to receive payment for such additional amount above the Adjustment Escrow Amount directly from the Owners or offset such amounts owed against the Earn Out Payments (if any) pursuant to Section 1.4(d) and (C) if the Net Adjustment Amount is in the Owners’ favor, or is zero, then the entire Adjustment Escrow Amount shall be released to the Owners.

1.4 Additional Consideration.

(a) Gross Profit Calculation.

(i) On or before March 15, 2019, Purchaser shall deliver to the Owner Representative a calculation (“First Gross Profit Calculation”) setting forth the Gross Profit and Gross Margin for the twelve (12) month period ending December 31, 2018 (the “First Measurement Period”), together with reasonably detailed supporting documentation. The First Gross Profit Calculation shall be prepared and calculated in good faith and shall be based upon the books and records of Purchaser and Purchaser’s audited consolidated financial statements, which shall have been prepared in accordance with GAAP (and any exception to GAAP set forth in the definition of Gross Profit).

(ii) On or September 15, 2019, Purchaser shall deliver to the Owner Representative a calculation (“Second Gross Profit Calculation”) setting forth the Gross Profit and Gross Margin for the six (6) month period ending June 30, 2019 (the “Second Measurement Period”), together with reasonably detailed supporting documentation. The Second Gross Profit Calculation shall be prepared and calculated in good faith and shall be based upon the books and records of Purchaser and Purchaser’s unaudited consolidated financial statements, which shall have been prepared in accordance with GAAP (and any exception to GAAP set forth in the definition of Gross Profit).

(b) Mechanics and Disputes. Each of the First Gross Profit Calculation and Second Gross Profit Calculation shall be conclusive and binding for purposes of this Agreement unless, within twenty (20) Business Days after Purchaser’s delivery of the First Gross Profit Calculation or Second Gross Profit Calculation, as applicable (each, a “Response Period”), the Owner Representative shall have delivered written notice to Purchaser of any dispute or disagreement with such calculation (an “Earn Out Dispute Notice”). An Earn Out Dispute Notice shall state the basis for the objection and shall be accompanied by the Owners’ alternative preparation of such calculation and set forth in reasonable detail the Owners’ calculation of the First Gross Profit Calculation or Second Gross Profit Calculation, as applicable. During each Response Period, upon reasonable advance notice delivered to Purchaser, the Owner Representative and its Representatives shall be granted reasonable access, during normal business hours and subject to customary confidentiality provisions, to reasonably requested accounting records of Purchaser or the Company, the work papers prepared by Purchaser and/or its Representatives and the appropriate personnel (as reasonably requested by the Owner Representative), in order to verify the amounts set forth in the First Gross Profit Calculation or Second Gross Profit Calculation, as applicable. If the Owner Representative timely delivers an Earn Out Dispute Notice to Purchaser, Purchaser and the Owner Representative shall meet and confer and attempt to resolve the dispute. If the Owner Representative and Purchaser are unable to resolve such dispute or disagreement within thirty (30) days after receipt by Purchaser of such Dispute Notice, either the Owner Representative or Purchaser may submit such dispute or disagreement for final determination to Accounting Firm in accordance with Section 1.3(b), which shall apply mutatis mutandis.

(c) Earn Out Payments. Within five (5) Business Days of the final and binding determination of the First Gross Profit Calculation or the Second Gross Profit Calculation, as applicable, pursuant to Sections 1.4(a) and 1.4(b), and if such applicable Gross Profit and Gross Profit Margin reach the applicable thresholds set forth in the definition of the First Earn Out Payment or Second Earn Out Payment, as applicable, then Purchaser shall pay to the Owners by wire transfer of immediately available funds the amount of such applicable Earn Out Payment, pro rata in accordance with their respective Pro Rata Shares.

(d) Offset. Notwithstanding any other provision, Purchaser may offset any payment owed to the Owners pursuant to Section 1.4(c) by amounts payable to Purchaser pursuant to (i) Section 1.3(d)(v)(B), only to the extent such amount payable pursuant to Section 1.3(c) has been finally determined in accordance with the provisions of Section 1.3(b) or (ii) the indemnification obligations of the Owners as provided in Section 8.9. Purchaser will give Owner Representative written notice of Purchaser’s intent to make such offset from any such payment at least ten (10) Business Days prior to such offset and describe the basis for such offset (“Offset Notice”). If Owner Representative wants to dispute any offset or indemnification obligation described in an Offset Notice, it shall submit written notice to Purchaser setting forth with particularity the basis of such dispute (“Offset Dispute Notice”) within ten (10) Business Days after receipt of the Offset Notice. If the parties are unable to resolve such dispute within ten (10) Business Days after the delivery of the Offset Dispute Notice, as promptly as practicable thereafter Purchaser shall deposit cash in an amount equal to the amount it intends to offset into an escrow account with the Escrow Agent. All funds so deposited will be held in escrow, and shall only be released upon (i) joint written instructions from Purchaser and Owner Representative or (ii) upon the delivery to the Escrow Agent of a final non-appealable order from a court of competent jurisdiction. Notwithstanding the foregoing, Owner Representative will not dispute an Offset Notice if it reflects a dollar amount for (i) an indemnification obligation that has been determined to be owed by Owners, including the dollar amount of such indemnification obligation, pursuant to a judicial ruling, (ii) any amount that Owner Representative has agreed that Owners are responsible to indemnify under Article VIII (both as to the indemnification obligation and the dollar amount), (iii) any amount that has been conclusively established to be owed to Purchaser pursuant to Section 8.4(c) or (iv) any amount that has been finally determined pursuant to Section 1.3.

(e) The Owners acknowledge and agree that, from and after the Closing, Purchaser shall have the complete right, power and authority to operate and control the Company Business and operations in any manner as it shall determine in its sole and absolute discretion, subject to the provisions in this Section 1.4(e). Purchaser owes no fiduciary duty to the Owners with respect to the operation of the Company or Purchaser or otherwise. Notwithstanding the foregoing, following the Closing and through the end of the Second Measurement Period, Purchaser shall, and shall cause its Affiliates to, (i) keep the Company Business’ books and records in a manner that will facilitate the recording, compiling and analysis of all information relevant to the determination and calculation of the Earn Out Payments, Revenue and Gross Profit, (ii) not take any action with the primary purpose of reducing the Earn Out Payments, (iii) operate the Company Business in good faith and (iv) provide Owner Representative with quarterly statements of the financial performance of the Company Business, including the Gross Profit and Gross Profit Margin as of the date of such statements, to be delivered the later of (A) ten (10) Business Days after Purchaser publicly releases its earnings and (B) forty five (45) days after the end of such calendar quarter.

(f) The parties understand and agree that (A) the contingent right to receive the Earn Out Payments shall not be represented by any form of certificate or other instrument, is not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in Purchaser or the Company, (B) the Owners shall not have any rights as a securityholder of Purchaser or the Company as a result of the Owners’ contingent right to receive the Earn Out Payments, and (C) no interest is payable with respect to the Earn Out Payments or any other payment due to the Owners pursuant to this Agreement.

1.5 Closing.

(a) The closing of the Acquisition (the “Closing”) shall take place at the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 (i) on the date most promptly practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms cannot be satisfied until the Closing), but in no event later than the third (3rd) Business Day following such date or (ii) at such other place and time and/or on such other date as Purchaser and the Owners may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

(b) All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and shall not be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing), and (ii) shall be deemed to be consummated simultaneously.

1.6 Tax Withholding. Purchaser shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as Purchaser reasonably determines it is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Tax Law and instead shall pay such amount to the applicable Governmental Authority. Before making any such deduction or withholding, Purchaser shall give the Owner Representative advance notice of at least three (3) Business Days of its intention to make such deduction or withholding in order for the Owner Representative to obtain reduction of or relief from such deduction or withholding. Such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this ARTICLE II any reference to the “Company” shall refer to MedPartners HIM, LLC after September 1, 2016 and P2P prior to September 1, 2016. The Company hereby represents and warrants to Purchaser as of the date of this Agreement (other than representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

2.1 Organization and Qualification; Authority.

(a) The Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the State of Delaware. The Company is duly qualified as a foreign entity to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has the requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it has been and is now being conducted.

2.2 Authorization and Validity. The Company has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents and to consummate the transactions contemplated by the Acquisition Documents (the “Transactions”). The execution, delivery and performance of the Acquisition Documents by the Company and the consummation of the Transactions by the Company have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Company are necessary to authorize the Company’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions. The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser and each other party thereto, constitute or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

2.3 Organizational Documents; Books and Records. The Company has furnished to Purchaser a complete and correct copy of the articles of organization and operating agreements (or equivalent organizational documents) of the Company (each, “Organizational Documents”), in each case in full force and effect as of the date of this Agreement. The Company is not in material violation of any provision of its organizational documents. The Company has made available to Purchaser copies of the books and records, including minute books, of the Company, which are complete and correct in all material respects.

2.4 Capitalization.

(a) The Owners are the sole owner of record of the Membership Interests. Section 2.4(a) of the Company Disclosure Schedule sets forth the Membership Interests owned by each Owner. All of the Membership Interests are validly issued, fully paid and nonassessable (to the extent such concepts apply to the applicable type of Membership Interests) and were issued in compliance with all applicable federal and state securities Laws concerning the issuance of securities. Other than the Membership Interests, there are no outstanding equity securities or voting securities of the Company, securities convertible into or exchangeable for equity securities or voting securities of the Company or options or warrants or other rights of any kind to acquire from the Company any equity or voting securities, and the Company has not committed to issue any such option, warrant, right or security. Other than the Organizational Documents of the Company, there are no stockholders’ or members’ agreements or voting trusts, proxies or other agreements or understandings, to which an Owner is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity interests.

(b) Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, the Company has not reserved any equity securities or other securities for issuance pursuant to, and has not adopted or authorized, any option plan or other agreement or arrangement providing for the issuance of equity options, restricted equity, equity appreciation rights, phantom equity or other equity-based compensation to its employees, officers, directors or consultants. Except as set forth in Section 2.4(b) of the Company Disclosure Schedule, there are no outstanding options (whether vested or unvested), warrants, convertible securities, calls, preemptive rights, rights of first refusal or other rights, or agreements or commitments of any nature obligating the Company to issue, transfer or sell any capital Membership Interest or other equity interests in such Company, or rights issued by such Company, the value of which is based on the capital Membership Interest or other equity interests in such Company.

(c) Except as set forth in the Organizational Documents of the Company, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests in the Company. Except as set forth in the Organizational Documents of the Company, there are no voting trusts or other agreements or understandings relating to voting of any capital Membership Interest or other voting securities of such Company or granting to any Person the right to elect, or to designate or nominate for election, a Person to the board of directors of the Company.

(d) Except as set forth in Section 2.4(d) of the Company Disclosure Schedule, the Membership Interests are owned free and clear of all Liens (other than Permitted Liens).

(e) The Company does not own, or have any interest in, any shares or have an ownership interest in any other Person. The Company is not a participant in any joint venture or partnership. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any Person.

(f) The Company does not have any profit sharing or other equity incentive program and has terminated any informal profit sharing arrangements and has notified any employees who previously received payment under any such arrangement that the arrangement is no longer in effect. The Company has no on-going obligation to make any payments under any such arrangement.

2.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of the Acquisition Documents does not, and the consummation of the Transactions will not, (i) conflict with or violate the Organizational Documents of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.5(a) of the Company Disclosure Schedule have been obtained or taken and all filings and obligations described in Section 2.5(a) of the Company Disclosure Schedule have been made or fulfilled, conflict with or violate any Law or Order applicable to the Company or by which it or any of its properties or assets are bound, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 2.5(a) of the Company Disclosure Schedule have been obtained or taken and all filings and obligations described in Section 2.5(a) of the Company Disclosure Schedule have been made or fulfilled, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of any Permit or Material Contract, or (iv) create any Lien (other than a Permitted Lien) on any property or asset of the Company.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution, delivery and performance by the Company of the Acquisition Documents do not, and the consummation of the Transactions by the Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person.

2.6 Financial Statements; Undisclosed Liabilities.

(a) Attached to Section 2.6(a) of the Company Disclosure Schedule are (i) the unaudited balance sheet of the Company as of December 31, 2016 and 2017 and the related unaudited statements of operations for the years then ended (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as of January 31, 2018 and related unaudited statements of operations for the one (1) month then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the Company, and (ii) fairly present, in all material respects, the financial position of the Company as of the dates indicated and the results of the operations of the Company for the periods then ended. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements do not include footnote disclosures and are subject to normal and recurring year-end adjustments.

(b) Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, the Company has no Liabilities, except (i) Liabilities reflected, reserved for or disclosed in the most recent balance sheet included in the Financial Statements, (ii) Liabilities incurred or accrued in the Ordinary Course of Business since the date of such balance sheet, and (iii) Liabilities incurred in connection with the Transactions.

2.7 Absence of Certain Changes or Events. Except as set forth in Section 2.7 of the Company Disclosure Schedule or as contemplated by this Agreement, since the date of the Interim Financial Statements, the Company has conducted its business in the Ordinary Course of Business and there has not occurred any change, condition, occurrence, development, event or effect that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Financial Statements, except as set forth in Section 2.7 of the Company Disclosure Schedule, the Company has not taken any action that would violate the covenants set forth in Section 5.1 hereof if taken after the date hereof.

2.8 Compliance with Laws; Permits; Inspections and Investigations.

(a) The Company is, and at all times since January 1, 2012 has been, in material compliance with all Laws and Orders applicable to it or by which it or any of its properties or assets is bound. The Company is not currently subject to any fine, penalty, or Liability as a result of a failure to comply with any requirement of any applicable Law or Order, and the Company has not received any notice of such noncompliance that remains unresolved.

(b) The Company is the holder of all material permits, registrations, licenses, certifications, franchises, approvals, qualifications, accreditations and other authorizations (each, a “Permit”) required by Law or any Governmental Authority for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted. All such Permits are current, valid, and in full force and effect in each jurisdiction in which such Permits were issued and no revocation, suspension, restriction, cancellation or adverse modification of any Permit is pending or, to such Company’s Knowledge, threatened. Section 2.8(b) of the Company Disclosure Schedule sets forth a correct and complete list of all such Permits, complete and correct copies of which have been provided to Purchaser. No material violation, default, or deficiency exists with respect to any such Permits.

(c) Except as set forth in Section 2.8(c) of the Company Disclosure Schedule, (i) the Company has not received written notice that it is, has been, or will be the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization, or certifying agency, (ii) the Company has not received any written notice of deficiency, warning letter, notice of required corrective action or other similar communication with respect any alleged improper activity or violation of Law, and (iii) the Company is not party to any consent decree, judgment, order, or settlement with any Governmental Authority and, to the Knowledge of the Company, no such consent decree, judgement, order, or settlement is pending. The Company is not subject to any mandatory or discretionary exclusion or suspension from participation in any Governmental Program. To the Company’s Knowledge, the Company has provided Purchaser with complete and correct copies of all surveys, audits, observations or findings related to inspections or investigations of the Company conducted by any Governmental Authority.

(d) Except as set forth on Section 2.8(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no additional document requests made by any Governmental Program or Private Program or denials of claims currently being appealed related to the Company’s services, other than in the Ordinary Course of Business, and there are no threatened or active billing audits or audits by payor contractors, recoupments, program integrity audits, medical reviews, appeals, adjustments, challenges, audits, inquiries, litigation, or other disputes related to the Company’s services.

(e) Except as set forth on Section 2.8(e) of the Company Disclosure Schedule, neither the Company, nor any director, officer, or employee of the Company in their capacity as such: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. 1320a-7a; (ii) has been excluded, suspended, terminated, or debarred from participation, or is otherwise ineligible to participate in any Governmental Program; (iii) has been convicted (as the term is defined in 42 C.F.R. 1001.2) of any of those offenses described in 42 U.S.C. 1320a-7b or 18 U.S.C. 699, 1035, 1347, 1518; or (iv) to the Knowledge of Company, has been named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. 3729-3731 or qui tam action brought pursuant to 31 U.S.C. 3729 et seq.

(f) Neither the Company nor any of its Affiliates, nor, to the Knowledge of the Company, any manager, officer, director, employee, or agent of the Company have directly or indirectly, in violation of any Law, made, agreed to make, received or agreed to receive, any contribution, gift, bribe, rebate, payoff, payment, kickback or other remuneration to any person, regardless of form with the purpose of (a) obtaining favorable treatment in securing business for or in respect of Company or any of its Affiliates in violation of Law, (b) paying for favorable treatment for business secured for or in respect of Company or any of its Affiliates in violation of Law, or (c) inducing, influencing, or arranging for a referral of an individual to another provider in violation of Law.

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in this Section 2.8 shall not apply to (i) compliance with Laws concerning employee benefits (as to which certain representations and warranties are made pursuant to Section 2.11), (ii) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 2.15), or (iii) compliance with Laws concerning environmental matters (as to which certain representations and warranties are made pursuant to Section 2.16).

2.9 Litigation. Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, there is no material Action pending or, to the Company’s Knowledge, threatened against the Company. There are no Orders binding on the Company or any of their properties or assets.

2.10 Labor and Employment Matters.

(a) There are no pending or, to the Company’s Knowledge, threatened (i) unfair labor practice complaints against the Company before the National Labor Relations Board or any other Governmental Authority, (ii) Actions with respect to or relating to the Company’s employment practices before the Equal Employment Opportunity Commission, any state fair employment practice agency or any other Governmental Authority, or (iii) Actions with respect to payment of wages, salary, overtime pay or other wage and hour issues before any Governmental Authority with respect to any current or former employees of the Company.

(b) The Company is not a party to any union or collective bargaining agreement or other similar agreement or work rules regarding the rates of pay or working conditions of any employees. Since January 1, 2015, there not been, and to the Company’s Knowledge there are no, activities or proceedings of any labor union to organize any employees of the Company. Since January 1, 2015, there has not been any labor strike, controversy, slowdown, work stoppage or lockout by any employees of the Company and to the Company’s Knowledge none of the foregoing has been threatened. Since January 1, 2015, the Company has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its employees. To the Knowledge of the Company, as of the date of this Agreement, no union organization campaign is in progress with respect to any of the Company’s employees.

(c) The Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company. The Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law.

(d) Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, with respect to each of the current and former employees of the Company:

(i) each Company is and, since January 1, 2015, has been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, and wages and hours, including but not limited to all contractual commitments and any Laws respecting minimum wage and overtime payments, the provision of meal and rest periods, employment discrimination, retaliation, workers’ compensation, family and medical leave and military leave, and the Immigration Reform and Control Act;

(ii) as of the date hereof, there is no Action pending or to the Company’s Knowledge, threatened relating to any claim by any employee, candidate for employment or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by the Company, or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic or activity under applicable Laws;

(iii) since January 1, 2015, has there not been any Actions pending, or, to the Company’s Knowledge, threatened relating to any labor, or employment, matters involving any employee, including but not limited to charges of unfair labor practices, claims relating to alleged wage and hour violations, discrimination complaints, retaliation complaints, or wrongful discharge, which, if adversely determined, would, individually or in the aggregate, result in any Liability to the Company;

(iv) the Company has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its employees at any time;

(v) (A) each individual that, since January 1, 2015, has been classified by the Company as an independent contractor satisfies and has satisfied the requirements of any applicable Law to be so classified; and (B) the Company fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; and

(vi) the Company is not subject to any consent decrees, Orders or agreements with any Governmental Authority or other Third Party with respect to any employment practices, including, but not limited to, hiring practices, promotion practices, or affirmative action programs.

2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), (iii) other bonus, deferred compensation, pension, profit-sharing, equity compensation, retirement, health or other insurance, Membership Interest purchase, Membership Interest-based, incentive, vacation pay, sick pay, other fringe benefits, employment, consulting, severance, retention, termination or change-of-control plans, agreements, arrangements, practices or understandings maintained or contributed to by the Company for the benefit of any of the current or former employees, independent contractors, directors, managers or officers of the Company, or any of their dependents, or with respect to which such Company has or could have any Liability (collectively, the “Benefit Plans”).

(b) Neither the Company nor any ERISA Affiliate has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Section 413(c) of the Code), (iii) a “multiemployer plan” (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA), (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA) or (v) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which they could reasonably incur any Liability under Title IV of ERISA or Section 412 of the Code.

(c) Each Company Benefit Plan and all related trusts, insurance contracts and funds has been maintained, funded and administered in all material respects in accordance with the terms of such Company Benefit Plan and applicable Law, including ERISA and the Code. No contributions or payments are due or required to be paid by the Company with respect to any of the Benefit Plans (including payments for the Transitional Reinsurance Program contribution required under 45 CFR §153.400), except for payments due or required to be paid in the normal course of business, consistent with past practice. Each Company Benefit Plan in effect as of Closing that is a group health plan has at all times complied with the requirements of Section 4980H of the Code, including the distribution of a “summary of benefits and coverage” to employees and calculations of full-time employees and full-time equivalent employees, and no “Employer Shared Responsibility” payments described in Section 4980H of the Code have been incurred or will be incurred for any period prior to Closing.

(d) No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Company Benefit Plan has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Company Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or its employees to (i) any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or (ii) any material Liability under Section 502(i) or (l) of ERISA. All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Company Benefit Plan (including summary plan descriptions, Form 5500, summary annual reports and IRS Forms 1094/1095) have been timely filed or furnished and are, or at the time of filing or distribution were, accurate in all material respects.

(e) No Company Benefit Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). No payment to be made to any of the current or former employees, independent contractors, directors, managers or officers of the Company or any of their dependents under any Company Benefit Plan is, or to the Company’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. With respect to any of the current or former employees, independent contractors, directors, managers or officers of the Company, or any of their dependents, the Company has no indemnity or gross-up obligation for any excise taxes or penalties or interest imposed or accelerated under Section 409A of the Code, nor has the Company been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(f) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified and that the trust related thereto is exempt from taxation under 501(a) of the Code, and nothing has occurred nor any conditions exist with respect to such Benefit Plan that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service.

(g) The Company has made available to Purchaser true and complete copies of (i) each material Company Benefit Plan (or, with respect to any unwritten Company Benefit Plan, a written description thereof) and (ii) to the extent applicable, (A) the three most recently filed annual reports on Form 5500 and all schedules thereto, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) the most recent Internal Revenue Service opinion or determination letter, (E) the most recent summary plan description, and any summaries of material modification thereto, and (F) all material correspondence to or from any Governmental Authority within the past three year from the date hereof relating to any Company Benefit Plan.

(h) No Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than group health plan continuation coverage as required under Section 4980B of the Code or other applicable Law and for which the covered individual pays the full cost of such coverage.

(i) There are no claims, suits or proceedings pending, or, to Company’s Knowledge, threatened or anticipated (other than routine claims for benefits) against any Company Benefit Plan or fiduciary thereto or against the assets of any such Company Benefit Plan, and there are no audits, inquiries or investigations pending or, to the Company’s Knowledge, threatened or anticipated by any Governmental Authority with respect to any Company Benefit Plan.

(j) Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company to any payment or benefit (or result in the funding of any such payment or benefit) under any Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company under any Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any “parachute payments” within the meaning of Section 280G of the Code, and the Company has no indemnity or gross-up obligation for any excise taxes or penalties or interest imposed under Section 4999 of the Code.

2.12 Property.

(a) Except as set forth in Section 2.12(a) of the Company Disclosure Schedule, the Company has good and marketable title to all material tangible personal property owned by it, or a good and valid leasehold interest in all material tangible personal property leased by it, free and clear of all Liens (other than Permitted Liens). All such personal property, whether owned or leased, is in the possession and control of the Company. All such personal property is in good operating condition and repair, ordinary wear and tear excepted.

(b) The Company does not own any real property. The Company has a good and valid leasehold interest in each parcel of real property leased by it (the “Leased Real Property”) and the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto. Each lease or sublease of the Leased Real Property is a legal, valid and binding obligation of the Company and the other parties thereto, enforceable in accordance with its terms, and the Company has not received notice of any default with respect to any such lease or sublease. The Company has not leased, subleased, licensed or otherwise granted any third party the right to use or occupy the Leased Real Property or any portion thereof. To the Company’s Knowledge, all buildings, structures, fixtures and other improvements on the Leased Real Property conform in all material respects to all applicable Laws and use restrictions, and the Company has not received any written notice alleging any violation of Laws or use restrictions. The Company has not received any notice within the past twelve (12) months of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of U.S. and foreign (i) issued Patents and Patent applications, (ii) Marks (as defined below) and applications, (iii) material software (other than off-the-shelf software), (iv) Internet domain names, Internet protocol addresses, telephone numbers, and cellular texting short codes, and (v) and registered Copyrights (as defined below) and applications, in each case that are owned by the Company. Except as otherwise set forth on Section 2.13(a) of the Company Disclosure Schedule, none of such Company Intellectual Property has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of such Company Intellectual Property that were due prior to the date hereof have been duly paid.

(b) The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, all Company Intellectual Property. The Company Intellectual Property is enforceable, valid and subsisting. No current or former owner or employee of the Company has any right, title or interest in or to any of the Company Intellectual Property owned by the Company, or to the Knowledge of the Company, used by the Company. The Company does not receive any royalty from any Person with respect to any Company Intellectual Property, and the Company has not licensed to any Person the right to use any Company Intellectual Property. The Company does not pay any royalty to any Person with respect to any Company Intellectual Property. For purposes of this Agreement, “Company Intellectual Property” means all U.S. and foreign (i) issued Patents and Patent applications, (ii) Marks, (iii) Copyrights, (iv) software, (v) trade secrets, confidential information or know-how, including product formulas, and (vi) Internet domain names, Internet protocol addresses, telephone numbers, and cellular texting short codes, in each case owned by the Company. For purposes of this Agreement, “Patents” means all U.S. and foreign patents including all continuations, continuations-in-part, reexaminations, reissues, or any other patent that claims priority to, is in any way related to, or is a family member of any patent that constitutes

Company Intellectual Property. For purposes of this Agreement, “Patent Applications” means all U.S. and foreign patent applications, including all continuations, continuations-in-part, pending reexaminations, pending reissues, or any other patent application that claims priority to, is any way related to, or is a family member of any patent that constitutes Company Intellectual Property. For purposes of this Agreement, “Marks” means all trademarks, trade names, trade dress, service marks, service names, brand names, logos, symbols, slogans, tag lines, or account names (including any social networking names and media names) (and all registrations, applications, renewals and extensions of any of the foregoing), together with all goodwill associated with any of the foregoing. For purposes of this Agreement, “Copyrights” means original and published and unpublished works of authorship, including website content, advertising content, and promotional materials (and all registrations, applications, renewals and extensions of any of the foregoing), and all amendments, alternations, modifications, restorations and reversions of any of the foregoing.

(c) None of the properties or assets of the Company, or the conduct of the Company’s business, infringes or otherwise violates any intellectual property rights of any other Person, and, to the Company’s Knowledge, the Company has not received any such notice, claim or demand. To the Company’s Knowledge, no Person has or is infringing or otherwise violating any of the Company Intellectual Property.

2.14 Material Contracts.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of all contracts, agreements, commitments, instruments or obligations (whether written or oral, contingent or otherwise) to which the Company is a party or their properties or assets are bound, and under which any party has continuing obligations, with respect to any of the following (each, a “Material Contract”):

(i) the employment or engagement of any employee, consultant, independent contractor or agent providing for annual payments in excess of One Hundred Fifty Thousand Dollars ($150,000), other than those terminable on notice of 30 days or less without any severance obligation;

(ii) any covenant (A) limiting the right of the Company to engage in any line of business or to compete with any Person in any line of business or in any geographic location, or (B) prohibiting the Company from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iii) the purchase or lease of real or personal property from, or the performance of services by, a third party in excess of One Hundred Thousand Dollars ($100,000) annually, in any individual case;

(iv) the sale of real or personal property, or the performance of services, by the Company in excess of Five Hundred Thousand Dollars ($500,000) annually, in any individual case;

(v) the acquisition by the Company of any ownership interest in any other Person or business enterprise;

(vi) (A) the incurrence of indebtedness for borrowed money or the extension of credit (whether incurred, assumed, guaranteed or secured by any asset), other than accounts receivables and payables in the Ordinary Course of Business, and (B) loans to any Affiliate of the Company;

(vii) the grant to any third party of a Lien (other than a Permitted Lien) on all or any of the Company’s properties and assets;

(viii) any Company Intellectual Property, including related maintenance and support agreements;

(ix) any continuing “earn-out” or other contingent payment obligations of the Company;

(x) any other annual expenditure, payment or receipt by the Company of more than Five Hundred Thousand Dollars ($500,000) in the aggregate;

(xi) any contract that involves any joint venture, partnership or similar revenue sharing arrangement of the Company;

(xii) each contract with a Top 20 Customer;

(xiii) each contract with a Governmental Authority; or

(xiv) any contract that involves any Affiliate of the Company.

(b) The Company has made available to Purchaser correct and complete copies of all of the Material Contracts. All of the Material Contracts are valid and in full force and effect in accordance with their terms. There is no actual or, to the Company’s Knowledge, threatened termination, adverse modification or limitation of any Material Contract. The Company is not in material violation of or material default under any Material Contract, and to the Company’s Knowledge, there is no existing or claimed violation or default by any other party to any Material Contract. To the Company’s Knowledge, there is no event that (with or without notice or lapse of time or both) would constitute a material violation of or material default under any Material Contract. As of the date hereof the Company is not currently renegotiating any Material Contract (other than in the Ordinary Course of Business) or paying liquidated damages in lieu of performance thereunder.

2.15 Taxes.

(a) For purposes of this Agreement, “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital Membership Interest, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, including amounts payable to a Governmental Authority under the unclaimed property or escheat laws of any jurisdiction, imposed or required to be withheld by any Governmental Authority, including any interest, penalties, and additions imposed thereon or with respect thereto. For purposes of this Agreement, “Tax Return” means all federal, state, local and foreign returns, schedules, attachments, estimates, information statements, notices, notifications, forms, elections, certificates or other documents or reports relating to Taxes, and any amendments thereto, including any return of an affiliated, combined or unitary group that includes the Company filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(b) The Company has timely filed all Tax Returns required to be filed by it (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects. The Company has not received written notice from any Governmental Authority in a jurisdiction where the Company does not file a Tax Return that it may be subject to Taxes by that jurisdiction.

(c) All Taxes payable by or on behalf of the Company (regardless of whether shown on any Tax Return) have been fully and timely paid, other than Taxes being contested in good faith by appropriate proceedings and disclosed on Section 2.15(c) of the Company Disclosure Schedule. There are no Liens for Taxes (other than Permitted Liens) on any properties or assets of the Company.

(d) The Company has not received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no disputes, claims, audits or examinations regarding any Taxes of the Company that are currently being conducted or of which the Company has received written notice. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for any Tax.

(e) The Company is not a party to any material sharing, allocation, indemnity or similar agreement or arrangement relating to Taxes (other than customary provisions in commercial contracts or agreements not primarily relating to Taxes). The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any Liability for a Tax of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, or as a transferee or successor, by contract, or otherwise.

(f) The Company has not engaged in any “reportable transaction” within the meaning of Code Section 6707A and the Treasury Regulations promulgated thereunder.

(g) None of the Company or any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company and (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(i) The Company is not subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Authority that will be binding on the Company after the Closing Date, and no power of attorney has been granted by the Company that would be binding on Purchaser with respect to tax matters for taxable periods including, or beginning after, the Closing Date.

(j) The Company is not a partnership described in Treasury Regulations Section 1.1445-11T(d)(1).

(k) At all times during its existence, the Company has been classified as a partnership for federal, state, local and foreign Tax purposes, and has never filed (and, prior to Closing, will not file) an election to be classified as an association taxed as a corporation.

2.16 Environmental Matters.

(a) For purposes of this Agreement, “Environmental Laws” means all Laws and Orders concerning public health and safety, worker health and safety, pollution or protection of the environment, and the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, as the foregoing are enacted or in effect, on or prior to the date of this Agreement. For purposes of this Agreement, “Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radioactive substances, chlorofluorocarbons and similar ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that is regulated by or pursuant to, defined or listed or classified as hazardous, toxic or radioactive under, any Environmental Law.

(b) The Company has materially complied and is in material compliance with all Environmental Laws applicable to its businesses as presently or previously conducted, including all environmental permits required for the occupation of its properties or facilities. During the past five (5) years, the Company has not received any notice, report or other information regarding any violation of, or material Liability under, any Environmental Laws with respect to its past or current operations, properties or facilities, including the Leased Real Property. Neither the Company, nor to the Company’s Knowledge any predecessor of the Company, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, in each case, in a manner that has given or would give rise to any material Liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(c) To the Knowledge of the Company, there are no underground storage tanks located in, at, on or under any Leased Real Property. To the Knowledge of the Company, except to the extent in compliance with Environmental Laws, there are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products that contain PCBs, lead paint or asbestos, located in, at, on, or under the Leased Real Property (including any building, structure or other improvement that is part of the Leased Real Property).

(d) The Company has provided to Purchaser complete and correct copies of all environmental audits, reports and other material environmental documents, if any, in its possession relating to (i) the Company and its past or present operations, properties or facilities, including the Leased Real Property, (ii) the compliance by the Company or any Leased Real Property with any Environmental Laws, or (iii) any potential or actual material Liability of the Company with respect to any Leased Real Property.

2.17 Insurance. Section 2.17 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company and any claims made by the Company under any insurance policy in excess of Fifty Thousand Dollars ($50,000) during the past three (3) years. With respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and is in full force and effect, (ii) the Company is not in breach or default under the policy, including failure to make timely payment of all premiums due, (iii) the Company has not failed to file any notice or present any claim thereunder in due and timely fashion, and (iv) the Company has not received any written notice of any actual or threatened cancellation or material limitation of the policy. The Company has maintained in full force and effect general and professional liability insurance coverage for all periods of its ownership and operation of its business. The Company also maintain excess liability insurance on an occurrence basis. The Company has not received any written notice from any insurance carrier denying or disputing a claim made on any policies, denying or disputing any coverage or the amount of any claim or reserving rights in connection therewith.

2.18 Affiliated Transactions. Except as set forth in Section 2.18 of the Company Disclosure Schedule, the Company is not a party to any agreement, commitment or transaction with or for the benefit of any shareholder, member, officer, director, manager, employee or Affiliate of the Company, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest.

2.19 Brokers. Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any of its officers, managers, directors or employees has employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the Transactions, and no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company or any of its officers, managers, directors or employees.

2.20 Bank Accounts. Section 2.20 of the Company Disclosure Schedule sets forth a correct and complete list of all bank accounts, safety deposit boxes and lock boxes of the Company, and designating each authorized signatory with respect thereto.

2.21 Privacy and Data Protection.

(a) The Company’s use of Protected Health Information (PHI, as that term is defined under HIPAA) complies, and has complied, in all material respects with: (i) HIPAA and Other Privacy Laws; (ii) PCI DSS, as applicable; and (iii) all obligations under the Company’s contracts (including Business Associate Agreements) relating to PHI or other personally identifiable information. The Company has all necessary authority, consents and authorizations to use the PHI in the Company’s possession or under its control in connection with its business.

(b) No proceeding has been made, filed, commenced or, to the Company’s Knowledge, threatened against the Company by any person alleging a violation of such person’s privacy or confidentiality rights under HIPAA or Other Privacy Law. Company (i) is not, to the Company’s Knowledge, under investigation by any Governmental Authority for a violation of HIPAA or Other Privacy Law and (ii) has not received during the previous six (6) years any written complaints, audit requests or notices (including inquiries or other communications from the Office for Civil Rights of the HHS) from any Governmental Authority or other person (including any customer, subcontractor, or Business Associate (as that term is defined under HIPAA)) regarding the Company’s or any of its agents’, employees’ or contractors’ use of PHI.

(c) To the Company’s Knowledge, neither the Company nor any of its Business Associates have experienced any Breach of Unsecured PHI, or Security Incident, as that term is defined under HIPAA (but excluding trivial events that occur on a daily basis, such as scans, “pings,” or unsuccessful attempts to penetrate computer networks or servers maintained by Company or its Business Associates), relating to any PHI held by the Company, during the past six (6) years.

(d) The Company is, and at all times has been, in compliance in all material respects with all Business Associate Agreements to which the Company is a party or is otherwise bound. Where required under HIPAA, the Company has entered into reasonable and appropriate Business Associate Agreements with all subcontractors engaged by the Company.

(e) Employees of the Company who have access to PHI have received reasonable training with respect to compliance with all relevant HIPAA and Other Privacy Laws and all relevant Company policies and procedures relating to privacy, data protection, and security. The Company has maintained reasonable documentation of such training activities.

(f) With respect to the security of electronic PHI, as that term is defined in 45 C.F.R. 160.103, the Company has identified and implemented reasonable and appropriate administrative, physical, and technical security measures to protect against reasonably anticipated threats or hazards to the security or integrity of electronic PHI as required by HIPAA and its implementing regulations codified at 45 C.F.R. Part 160 and Subparts A and C of Part 164 in accordance with the specific characteristics of the Company. The Company has at all times complied in all material respects with all rules, policies, and procedures established by the

Company from time to time and as applicable with respect to the security of electronic PHI gathered or accessed in the course of operations of the Company (the “Information Policies and Procedures”), in each case except for minor violations, the effect of which is not material. The Company has made available to Purchaser true, correct and complete copies of all Information Policies and Procedures currently in place or in process for the Company.

(g) To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the computer software, middleware and systems, firmware, information technology equipment, and associated documentation used or relied upon by the Company in connection with the operation of its business (the “IT Assets”). The IT Assets have not malfunctioned or failed during the previous five (5) years in a manner that has caused or would reasonably be expected to cause material disruption to the business and, to the Company’s Knowledge, do not contain any viruses, bugs, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology, faults or other devices or effects that have or would reasonably be expected to (i) cause any material disruption to the business, (ii) enable or assist any person to access without authorization the IT Assets or any information in the IT Assets, or (iii) otherwise materially adversely affect the functionality of the IT Assets, except as disclosed in their documentation.

2.22 Customers. Section 2.22(a) of the Company Disclosure Schedule lists the top twenty (20) customers (as determined and defined based on the methodology used by the Company in identifying customers) of the Company (measured by revenue over the twelve (12) calendar months ended December 31, 2017) (“Top 20 Customers”) and includes the revenues derived from each Top 20 Customer during the twelve (12) calendar months ended December 31, 2017. Section 2.22(b) of the Company Disclosure Schedule lists all Top 20 Customers who as of the date hereof have (a) canceled or materially changed the terms of any contract of the Company within the twelve (12) months prior to the date hereof, (b) notified the Company, in writing, of any intent to cancel or materially change the terms of any contract with the Company in the future, or (c) notified the Company in writing, or to the Company’s Knowledge, notified the Company orally, of any intent to cancel or materially change the terms of any contract or order for the purchase of services from the Company in the future or (d) notified the Company in writing, or to the Company’s Knowledge, notified the Company orally, of any intent to seek new bids for the work performed by the Company.

2.23 Suppliers. Section 2.23 of the Company Disclosure Schedule sets forth a correct and complete list of (a) the ten (10) largest suppliers of the Company by expenditure for the fiscal year ended December 31, 2017, and (b) suppliers of the Company that are the sole source of supply and that could not reasonably be replaced in the Ordinary Course of Business. No such supplier has provided the Company with written or, to the Company’s Knowledge, oral notice that it will discontinue doing business with the Company or materially reduce the business that it conducts with the Company or be unable to fulfill its supply obligations to the Company.

2.24 Bonds, Letters of Credit, Insurance Certificates, Etc. Section 2.24 of the Company Disclosure Schedule contains a complete list of all bonds (including performance, fidelity, AD&D, or otherwise), letters of credit, and similar instruments issued by the Company which secure the Company’s performance or other obligations (all such bonds, letters of credit or similar instruments are herein referred to as “Bond Obligations”). Correct and complete copies of such Bond Obligations have been delivered to Purchaser. Such certificates of insurance and Bond Obligations satisfy in all material respects all requirements thereof set forth in (i) any applicable Law relating to the Company and (ii) any applicable contract.

2.25 Anti-Bribery. To the Knowledge of the Company, since January 1, 2013, neither the Company nor any Owner, nor any person authorized or acting on behalf of or for the benefit of the Company or any Owner, has taken any act in violation of applicable anti-bribery Laws, including without limitation the U.S. Foreign Corrupt Practices Act, (15 U.S.C. § 78dd-1, et seq.) (“FCPA”). Without limitation to the foregoing, to the Knowledge of the Company, neither the Company nor any Owner, nor any person authorized or acting on behalf of or for the benefit of the Company or any Owner, has made, offered, promised, or authorized any gift of money or anything of value to any Foreign Official (as that term is defined in the FCPA) to obtain or retain business, or to direct business to any person, or to obtain any unfair advantage, in violation of applicable Law.

2.26 No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE II, none of the Company, the Owners or any other Person has made or makes any other representations or warranties, written or oral, express or implied, with respect to the Company or their respective businesses, operations, assets, equity, liabilities, condition (financial or otherwise) or prospects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OWNERS

Each Owner, severally but not jointly, on behalf of such Owner and no other party, hereby represents and warrants to Purchaser as of the date of this Agreement (other than representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

3.1 Authorization and Validity. Such Owner has the power and authority necessary to execute and deliver the Acquisition Documents to which it is a party, to perform its obligations under such Acquisition Documents and to consummate the Transactions. The execution, delivery and performance of the Acquisition Documents to which such Owner is a party by it and the consummation of the Transactions by it have been duly and validly authorized by all necessary action on the part of such Owner, and no other proceedings on the part of such Owner are necessary to authorize its execution, delivery, and performance of the Acquisition Documents to which it is a party or consummation of the Transactions. The Acquisition Documents to which such Owner is a party have been or will be, as the case may be, duly and validly executed and delivered by such Owner and, assuming the due authorization, execution and delivery by Purchaser and each other party thereto, constitute or will constitute a legal, valid and binding obligation of such Owner, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

3.2 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by such Owner of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) conflict with or violate its governing documents (in the case of an Owner that is an entity), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 2.5(b) have been obtained or taken and all filings and obligations described in Section 2.5(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to such Owner or by which such Owner or any of its properties or assets is bound, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 2.5(b) have been obtained or taken and all filings and obligations described in Section 2.5(b) have been made or fulfilled, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of any material contract, agreement, instrument, license or permit applicable to such Owner or by which any of its properties or assets is bound, or (iv) create any Lien on the Membership Interests.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution, delivery and performance by such Owner of the Acquisition Documents to which it is a party do not, and the consummation of the Transactions by such Owner will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person.

3.3 Litigation. There are no Actions pending or, to the knowledge of such Owner, threatened against such Owner, or Orders binding on such Owner or any of its, his or her properties or assets, in each case that (a) relates directly to such Owner’s Membership Interest, (b) challenges the validity or the enforceability of such Owner’s obligations under this Agreement or (c) would reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions. There are no settlement agreements currently in effect with any Governmental Authority and no outstanding Orders issued by any Governmental Authority against such Owner in each case that (x) relate directly to such Owner’s Membership Interest or (y) would reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions.

3.4 Membership Interests. Such Owner has good and valid title and is the record and beneficial owner of the Membership Interests, free and clear of all Liens (other than Permitted Liens). Such Owner does not own any other equity securities or voting securities of the Company or securities convertible into or exchangeable for equity securities or voting securities of the Company, and, except as set forth in the Organizational Documents of the Company, there are no rights, arrangements, agreements or commitments of any nature obligating such Owner to transfer or sell any of the Membership Interests. No claim has been made asserting that any Person other than such Owner is the holder or beneficial owner of such Owner’s Membership Interest.

3.5 P2P. At all times since January 1, 2013, P2P has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 and any corresponding provisions of applicable state or local income Tax Law.

3.6 Brokers. Except as set forth in Section 3.6 of the Company Disclosure Schedule, such Owner has not employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the Transactions, and no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of such Owner.

3.7 No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE III, neither such Owner nor any other Person has made or makes any other representations or warranties, written or oral, express or implied, with respect to such Owner.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Owner as follows:

4.1 Organization and Qualification; Authority.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Purchaser is duly qualified as a foreign corporation to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Purchaser has the requisite power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it has been and is now being conducted.

4.2 Authorization and Validity. Purchaser has the full power and authority necessary to execute and deliver the Acquisition Documents, to perform its obligations under the Acquisition Documents and to consummate the Transactions. The execution, delivery and performance of the Acquisition Documents by Purchaser and the consummation of the Transactions by Purchaser have been duly and validly authorized by all necessary action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery, and performance of the Acquisition Documents or consummation of the Transactions. The Acquisition Documents have been or will be, as the case may be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each other party thereto, constitute or will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by general equitable principles.

4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Purchaser of the Acquisition Documents do not, and the consummation of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser or any of its properties or assets is bound, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been obtained or taken and all filings and obligations described in Section 4.3(b) have been made or fulfilled, conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, or acceleration of any material contract, agreement, instrument, license or permit applicable to Purchaser or by which any of its properties or assets is bound.

(b) Except as set forth in Section 4.3(b) of the Purchaser Disclosure Schedule, the execution, delivery and performance by Purchaser of the Acquisition Documents do not, and the consummation of the Transactions by Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, other than applicable requirements under the HSR Act.

4.4 Litigation. There are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser, or Orders binding on Purchaser or any of its properties or assets, in each case that would reasonably be expected to have a Material Adverse Effect.

4.5 Brokers. Except as set forth in Section 4.5 of the Purchaser Disclosure Schedule, neither Purchaser, nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any brokerage, finder’s or other fee or commission in connection with the Transactions.

4.6 Solvency. Immediately after giving effect to the Acquisition and the other Transactions, neither Purchaser nor the Company will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts or obligations beyond its ability to pay them in the Ordinary Course of Business as they become due.

4.7 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.8 Restricted Securities. Purchaser is acquiring the Membership Interests for its own account, with the intention of holding the Membership Interests for investment and not with a view to the resale or distribution of any part of the Membership Interests, and Purchaser does not have any present intention of selling, granting any participation in or otherwise distributing the Membership Interests. Purchaser understands that the Membership Interests have not been registered under the Securities Act of 1933, as amended, by reason of specific exemptions from the registration provisions, which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed in this Agreement. Purchaser understands that the Membership Interests are “restricted securities”

under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Purchaser must hold the Membership Interests indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.

4.9 No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE IV, neither Purchaser nor any other Person has made or makes any other representations or warranties, written or oral, express or implied, with respect to Purchaser.

4.10 No Reliance. Purchaser acknowledges and agrees that the Owners and the Company have not made, and are not making, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for those representations and warranties of the Owners and the Company expressly set forth in this Agreement and the Acquisition Documents, and Purchaser is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V

COVENANTS

5.1 Interim Operations. Except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, or otherwise consented to in writing by Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed, the Company and the Owners covenant and agree that, prior to the Closing:

(a) The business and operations of the Company shall be conducted in the Ordinary Course of Business consistent with past practice;

(b) The Company shall use its commercially reasonable efforts to keep intact its rights, properties and assets, and employee, independent contractor, supplier, customer and other business relationships;

(c) The Company shall use its commercially reasonable efforts to keep and maintain its rights, properties and assets in their present condition, repair and working order, except for normal depreciation and wear and tear;

(d) The Company shall not (i) authorize for issuance, issue, deliver, sell, grant options, warrants or rights to receive, purchase or subscribe for, or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any equity interests of such Company (including securities convertible into, or rights or options to acquire, equity interests of such Company), (ii) repurchase, redeem or otherwise acquire any equity interests of such Company (including securities convertible into, or rights or options to acquire, equity interests of such Company), or (iii) amend or otherwise change its Organizational Documents;

(e) The Company shall not acquire, including by merging or consolidating with, or purchasing the assets or equity interests of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or make any capital expenditures or commitments in an amount in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate, other than pursuant to existing agreements;

(f) The Company shall not (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, manager, officer, employee or independent contractor, other than (A) increases and bonuses expressly contemplated by or required under existing employment or consulting agreements or bonus plans, and (B) increases in compensation to employees in the Ordinary Course of Business, (ii) except as required to comply with applicable Law, become obligated under any Benefit Plan that was not in existence on the date of this Agreement or amend, modify or terminate any Benefit Plan in existence on the date of this Agreement, or (3) except as required to comply with applicable Law, pay any benefit not required by any Benefit Plan as in effect as of the date of this Agreement;

(g) The Company shall not sell, lease, license, subject to any Lien (other than a Permitted Lien) or otherwise encumber or dispose of (including through any sale-leaseback or similar transaction) any of its properties or assets, other than (i) pursuant to existing agreements, (ii) immaterial properties or assets (or immaterial portions of properties or assets), (iii) in the Ordinary Course of Business;

(h) The Company shall not (i) make or forgive any Company Indebtedness, loans, advances or capital contributions to, or investments in, any Person, other than trade accounts receivable incurred in the Ordinary Course of Business and cash advances to employees of the Company for reimbursable travel and other business expenses incurred in the Ordinary Course of Business, (ii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness or other obligations of any other Person, or (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person;

(i) The Company shall not adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(j) The Company shall not (i) enter into, or materially amend, modify or supplement outside the Ordinary Course of Business, any Material Contract or (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise);

(k) The Company shall (i) comply in all material respects with its obligations under the Material Contracts as such obligations become due, (ii) maintain insurance covering risks of such types and in such amounts as are consistent with its past practices, and (iii) not to permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(l) The Company shall not abandon, fail to maintain or allow to expire (other than at the natural expiration of its terms), or sell or exclusively license to any Person, any material Company Intellectual Property, except in the exercise of commercially reasonable business judgment consistent with industry practices;

(m) The Company shall not fail to pay or satisfy when due any material Liability of the Company (other than any such Liability that is being contested in good faith);

(n) The Company shall not settle or compromise any Action pending before any Governmental Authority, or any other material Action, against the Company, other than settlements or compromises which, in the aggregate, do not involve money damages;

(o) The Company shall not (i) change any material accounting policies, practices or procedures (including material tax accounting policies, practices and procedures), except as required by applicable Law or GAAP, (ii) revalue in any material respect any of its assets (including writing down or writing off any notes or accounts receivable in any material manner), except as required by GAAP, (iii) make or change any material tax election, make or change any material method of accounting with respect to Taxes except as required by applicable Law, (iv) settle or compromise any material Liability for any Tax, or (v) file any amended Tax Return that would materially increase the Liability of the Company for any Tax after the Closing; and

(p) The Company shall not agree or commit to take any of the foregoing actions prohibited by this Section 5.1.

Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that neither Purchaser nor its Affiliates have the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision over its operations.

5.2 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to (i) cooperate with one another in determining which filings are required to be made by each party prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Closing from, Governmental Authorities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (ii) assist one another in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other parties. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide one other with drafts of such application or filing (excluding any confidential information included therein) and afford one another a reasonable opportunity to comment on such drafts. Each of the parties shall promptly furnish all information required to be included in any such application or filing with any Governmental Authority. Each party shall bear its own costs, fees and expenses payable to any Governmental Authority in connection with any required notification or filing made or given to any Governmental Authority in connection with the Transactions.

5.3 Reasonable Assistance. Prior to the Closing, the parties shall use their commercially reasonable efforts to take, or cause to be taken, all such actions, and to assist and cooperate with the other parties in taking such action, as may be necessary or appropriate to effectuate, as expeditiously as practicable, the Acquisition and the other Transactions on the terms and subject to the conditions set forth in this Agreement. Each party, at the reasonable request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely this Agreement and the consummation of the Transactions. Further, Robert Bradley shall provide reasonable consulting assistance by phone or, if reasonably necessary, in person to Purchaser and the Company on an as-needed basis, as requested by Purchaser and/or the Company, which shall not exceed 20 hours in a given week (unless otherwise agreed to by Mr. Bradley) for the 90-day period following the Closing; provided, however, that after the date that is 30 days after the Closing Date, Mr. Bradley shall provide such services only at the request of Marci Wilhelm.

5.4 Access to Information. Prior to the Closing, the Company shall (i) provide Purchaser and its officers, directors, managers, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) reasonable access, upon reasonable notice and during normal business hours, to the offices, facilities, books and records of the Company and to its executive officers, directors, managers, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”), and (ii) furnish or make available to Purchaser and the Purchaser Representatives such financial and operating data and such other information with respect to the Company as Purchaser or the Purchaser Representatives may from time to time reasonably request. Purchaser and the Purchaser Representatives shall conduct any such activities in a manner as to minimize the disruption to, and not to unreasonably interfere with, the Company’s business and operations. Notwithstanding the foregoing, prior to the Closing, neither Purchaser nor any of the Purchaser Representatives shall contact any employee, officer, director, independent contractor, supplier, or client of the Company in connection with any information or matter regarding the Company or its business, operations or prospects, without the prior written consent of the Company. Notwithstanding the foregoing, the Company may withhold (x) any document or information that is subject to the terms of a confidentiality agreement with a third party, (y) information that, if disclosed, would violate an attorney-client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege or (z) information, the disclosure of which would violate applicable Law, such as portions of documents or information relating to pricing or other matters that are highly sensitive, if the exchange of such documents (or portions thereof) or information, as determined by the Company’s legal counsel, might reasonably result in antitrust compliance questions for such party (or any of its Affiliates). If any material is withheld by the Company pursuant to the preceding sentence, it shall inform Purchaser as to the general nature of what is being withheld. Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Mutual Non-Disclosure Agreement, dated as of November 7, 2017 (the “Confidentiality Agreement”), between Purchaser and P2P Staffing Corporation (“P2P”) shall apply to all information furnished to Purchaser or any Purchaser Representative by any Company Representative under this Agreement.

5.5 Public Announcements. Any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates regarding the Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Purchaser and the Owner Representative, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that Purchaser may issue a press release or make a public announcement or filing with the Securities and Exchange Commission without the approval of the Owner Representative to the extent necessary for Purchaser or its Affiliates to comply with applicable securities Laws or New York Stock Exchange rules. Purchaser shall provide a copy to the Owner Representative of any such press release or announcement that is to be issued or made prior to the Closing in advance of its release such as to provide the Owner Representative a reasonable opportunity to review and comment on such press release or announcement, and Purchaser shall consider any such comments by Owner Representative in good faith.

5.6 No Shop. Until the earlier of the Closing or the termination of this Agreement, neither the Company nor any Owner shall, directly or indirectly, through any officer, director, manager, employee, Affiliate, agent, intermediary or representative of an Owner or the Company: (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to any purchase of the Company’s assets, other than any purchase of assets in the Ordinary Course of Business or any purchase of immaterial assets, or any equity securities or any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company (an “Acquisition Proposal”); (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise respond to, cooperate or encourage, any effort or attempt by any other Person to make an Acquisition Proposal; or (c) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal or any other transaction that would have the effect of preventing or limiting the Acquisition. The Company shall promptly (and in any event within one Business Day of learning of the relevant information) notify Purchaser if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, together with the material details of such proposal, offer, inquiry or contact, and, to the extent not prohibited by any confidentiality obligations existing as of the date of this Agreement, the identity of the potential purchaser.

5.7 Tax Matters.

(a) All equity transfer, sales, use, excise, controlling interest, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the Transactions (regardless of the Person on whom such Transfer Taxes are imposed by Law) shall be paid one-half by Purchaser and one-half by the Owners when due, and each party to this Agreement shall cooperate with the other parties in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

(b) The Owners, at their sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for taxable periods that end on or prior to the Closing Date (the “Pre-Closing Period”) and shall pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns (the “Owner Returns”) except to the extent that such Taxes have been taken into account in the calculation of the Net

Adjustment Amount. Such Tax Returns shall be prepared in a manner consistent with applicable Law and, to the extent not inconsistent with the foregoing, the prior practice of the Company. With respect to each Owner Return that has not been filed on or prior to the Closing Date, the Owner Representative shall provide Purchaser with a completed draft copy of each such Owner Return for Purchaser’s review and comment at least fifteen (15) days prior to the due date (including extensions) for filing thereof and shall make such revisions to the Owner Returns as are reasonably requested in good faith by Purchaser and shall not file any Owner Return without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed.

(c) Purchaser, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company for all taxable periods commencing after the Closing Date and for any Straddle Period. Any such Tax Return that relates to a Straddle Period (“Straddle Period Return)” shall be prepared in a manner consistent with the prior practice of the Company, unless otherwise required under applicable Law. Purchaser shall provide the Owner Representative with completed drafts of such Straddle Period Returns for the Owner Representative’s review and comment at least fifteen (15) days prior to the due date for filing thereof and shall make such revisions to such Straddle Period Returns as are reasonably requested by the Owner Representative. The Owners agree to provide Purchaser with such information as is necessary or appropriate to permit Purchaser to fulfill its Tax Return filing requirements under this Section 5.7(c), and Purchaser agrees to provide the Owners with such information regarding any Tax Return that relates to a Straddle Period as the Owner Representative may reasonably request.

(d) If the Company is permitted but not required under applicable Law to treat the Closing Date as the last day of a taxable period, then the Parties hereto shall cause the Company, as applicable, to elect to (or otherwise) treat the Closing Date as the last day of such taxable period. The Owners shall be responsible for, and shall indemnify and hold harmless Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Period or to that portion of a Straddle Period that ends on the Closing Date; provided, that the Owners shall have no responsibility for any Taxes from any transaction occurring on the Closing Date outside the Ordinary Course of Business. For purposes of this Section 5.7, in the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, payroll, payments or receipts of the Company for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period. Also for purposes of this Section 5.7, any responsibility for Taxes attributable to a Pre-Closing Period or that portion of the Straddle Period that ends on the Closing Date shall be determined by taking into account all deductions arising in connection with the Transactions that are properly deductible prior to Closing (assuming, for this purpose, that the safe harbor election provided for in IRS Revenue Procedure 2011-29 is made with respect to any such deduction that constitutes a “success-based fee” and that a rule similar to the “next-day rule” contained in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)is not applicable to any such deduction).

(e) Except to the extent reflected as an asset in the calculation of the Net Adjustment Amount, the Owners shall be entitled to any refund or credit of Taxes attributable to the Company for any Pre-Closing Period or to that portion of the Straddle Period that ends on the Closing Date. Purchaser shall pay to such Owners any such refund or credit within fifteen (15) days after receipt or entitlement thereto by Purchaser. Purchaser shall take commercially reasonable efforts to secure any such refund or credit, including through the filing of amended Tax Returns; provided, that Purchaser shall have the right to offset out-of-pocket costs and expenses incurred in securing any such refund or credit.

(f) The parties shall provide each other, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any Actions relating to Liability for Taxes, and each will retain for the applicable statute of limitation and provide to the requesting party any records or information that may be relevant to any of the foregoing. The Owners will have the right to control, at their own expense, any Actions relating to Liability for income Taxes for the Company solely for a Pre-Closing Period, including any disposition of such Action; provided, that Purchaser will have the right, directly or through its designated representatives, to participate in any such Action and (whether or not Purchaser elects to participate) to review in advance and comment upon all submissions made in the course of any such Action (including any administrative appeals thereof), and Purchaser’s consent (which shall not be unreasonably withheld, conditioned or delayed) shall be required for any settlement by the Owners. The provisions of this Section 5.7(f) shall take priority over the comparable provisions contained in ARTICLE VIII. The Company shall have the right to control all other Actions relating to Liability for Taxes for the Company.

(g) In accordance with Revenue Ruling 99-6 (Situation 2), the transfer of the Membership Interests by the Owners to Purchaser will be treated for federal income tax purposes: (i) for the Owners, as a sale of partnership interests; and (ii) for Purchaser, as a purchase of all the assets of the Company immediately following a liquidating distribution of all the Company assets to the Owners. The Purchase Price (as adjusted pursuant to this Agreement and as increased by the amounts treated as assumed liabilities of the Company for federal income tax purposes and other amounts treated as taxable sales consideration for federal income tax purposes) shall be allocated to the assets of the Company for all tax purposes in accordance with their respective fair market values pursuant to an allocation schedule to be prepared by Purchaser after the Closing in accordance with the applicable principles of Sections 743(b), 755 and 1060 of the Code and the Treasury Regulations promulgated pursuant thereto (the “Asset Allocation”). Within sixty (60) days after final determination of the Closing Statement pursuant to Section 1.3, Purchaser shall deliver a copy of its initial determination of the Asset Allocation to the Owner Representative. The Owner Representative shall, within twenty (20) days after receipt of the initial determination of the Asset Allocation, notify Purchaser if the Owner Representative disagrees with such initial determination, and if the Owner Representative does not so notify Purchaser within such twenty (20) days, the initial Asset Allocation shall be final and binding on the parties. If the Owner Representative disagrees with such initial Asset Allocation, Purchaser and the Owner Representative shall make a good faith effort to resolve the dispute. If Purchaser and the Owner Representative have been unable to resolve their differences within twenty (20) days after Purchaser has been notified of the Owner Representative’s disagreement with the initial Asset Allocation, then any remaining disputed issues shall be submitted to the Accounting

Firm, who shall resolve the disagreement in a final binding manner in accordance with the dispute resolution procedures set forth in Section 1.3(b); provided, however, that in resolving any disputed item, the Accounting Firm shall adopt either the position of the Owners on the one hand or Purchaser on the other. The fees of the Accounting Firm shall be borne by Purchaser, on the one hand, and the Owners, on the other hand, in such amounts as shall be determined by the Accounting Firm based on the proportion that the aggregate amount of disputed items submitted to the Accounting Firm that is unsuccessfully disputed by Purchaser, on the one hand, or the Owners, on the other hand, as determined by the Accounting Firm, bears to the total amount of such disputed items so referred to the Accounting Firm for resolution. Purchaser and the Owner Representative will prepare all tax books, records, and filings in a manner consistent with the Asset Allocation (as determined pursuant to this Section 5.7(g)) and will not take any action inconsistent therewith with respect to tax matters.

(h) Notwithstanding anything to the contrary herein, following the Closing, each of Purchaser, the Company and each of their respective Affiliates and agents shall have the right to contact state and local taxing authorities (“Taxing Authorities”) in each of the jurisdictions listed on Schedule 5.7(h) (each, an “Identified State”) and enter into a “voluntary disclosure agreement”, amnesty program, or other similar program with any such Taxing Authority relating to sales or use taxes (or any analogous state or local Taxes) attributable to a Pre-Closing Period (each, a “VDA Proceeding”). The Owner Representative shall have the right to control any process or proceeding (including the amendment, preparation and filing of sales or use Tax Returns and all other Tax Returns as required by the relevant Taxing Authorities) relating to any VDA Proceeding; provided, however, (i) Purchaser shall have the right (but not the duty) to (A) participate in any VDA Proceeding, (B) attend any meetings or conferences with any Taxing Authority relating to a VDA Proceeding, (C) consult with the Owner Representative concerning the conduct of a VDA Proceeding, and (D) employ counsel, solely at its own expense, (ii) at least fifteen (15) days prior to the submission of any letters, documents or calculations to a Taxing Authority in connection with a VDA Proceeding, the Owner Representative shall provide Purchaser with a reasonable opportunity to comment on any such materials prepared or furnished in connection with a VDA Proceeding prior to its submission and shall consider in good faith any comments made by Purchaser with respect thereto, (iii) the Owner Representative shall keep Purchaser reasonably informed of the status of any VDA Proceeding, and (iv) the Owner Representative shall not settle or compromise any such VDA Proceeding without the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything herein to the contrary, the amendment, preparation and filing of any sales or use Tax Return and any other Tax Returns required to be filed pursuant to a VDA Proceeding, shall be governed by this Section 5.7(h). For the avoidance of doubt, any amounts due to a Taxing Authority pursuant to a VDA Proceeding shall be considered an Indemnified Tax subject to indemnification by the Owners. Except as provided in this Section 5.7(h), Purchaser shall not, and shall cause the Company not to, contact any Taxing Authority to voluntarily disclose any liability with respect to, or enter into a VDA Proceeding with respect to, any Tax Returns or Taxes for which the Owners are responsible under this Agreement as Indemnified Taxes without the written consent of the Owner Representative, provided, however, that Purchaser shall not be prohibited from making any disclosures required by applicable Law.

5.8 Manager and Officer Indemnification. For a period of six (6) years after the Closing Date, unless otherwise required by applicable Law, the Purchaser shall not, and shall not permit the Company to amend, repeal or modify any provision in the Organizational Documents of the Company relating to the exculpation, indemnification and advancement of expenses to any of its current or former officers or managers (the “M&O Indemnified Parties”), it being the intent of the parties that the M&O Indemnified Parties shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent of the Law. If Purchaser, the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser, the Company shall assume all of the obligations set forth in this Section 5.8. The provisions of this Section 5.8 are intended for the benefit of, and will be enforceable by, each M&O Indemnified Party and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

5.9 R&W Insurance Policy. Contemporaneously with the execution of this Agreement, Purchaser will obtain a binding buy-side representation and warranty insurance policy in form and substance as attached hereto as Exhibit F (the “R&W Insurance Policy”). Prior to the Closing, Purchaser shall not cancel, modify or waive the R&W Insurance Policy (to the extent that any such cancellation, modification or waiver adversely affects any Owner), without the consent of the Owner Representative (not to be unreasonably withheld, conditioned or delayed). The cost of the premiums together with all taxes and application, underwriting or similar other fees or expenses (the “R&W Premium”) in connection with obtaining and maintaining the R&W Insurance Policy shall be borne Fifty Percent (50%) by Purchaser and Fifty Percent (50%) by the Company, with the Company’s share being deemed a Transaction Expense.

5.10 Release.

(a) Effective as of the Closing, each Owner, on behalf of itself and each of its Related Persons, does hereby unconditionally and irrevocably release, waive and forever discharge the Company and Purchaser, and their respective Related Persons (the “Purchaser Released Parties”), of and from any and all known and unknown claims, actions, causes of action, suits, debts, liens, contracts, agreements, promises, commitments, demands, charges, damages, awards, assessments, losses, costs, expenses (including attorneys’ fees and costs), and other liabilities and obligations that such Owner or any of its Related Persons may now or henceforth have against the Purchaser Released Parties, of any nature or kind, known or unknown, suspected or unsuspected, from whatever cause, action, omission, or other matter or circumstance, from the beginning of time to and through the Closing; provided, however, that no release is given hereunder with respect to (i) such Owner’s rights, if any, to accrued but unpaid compensation as reflected in the Net Working Capital, (ii) such Owner’s rights under this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or (iii) such Owner’s rights in his or her capacity as a director, manager or officer (A) for indemnification under and in accordance with any indemnification provisions in the Organizational Documents of the Company or any indemnification agreements with the Company or (B) under and in accordance with any directors and officers insurance policy (or any “tail” policy thereof) against which such Owner is entitled to make a claim.

(b) It is each Owner’s intention that Section 5.10(a) shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in such section. Each Owner acknowledges that it is aware that it may hereafter discover claims or facts in addition or different from those he now knows or believes to be true with respect to the matters released in Section 5.10(a). Nevertheless, it is the intention of each Owner to fully, finally and forever settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed. In furtherance of such intention, Section 5.10(a) shall be and remain in effect as a full and complete general release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto. Each Owner acknowledges that the applicable laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Owner acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Owner agrees that, effective as of the Closing, it shall be deemed to waive any such provision.

(c) Each Owner expressly covenants not to (i) sue the Purchaser Released Parties to enforce any charge, claim or cause of action released pursuant to Section 5.10(a), (ii) participate, assist, or cooperate in any such proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such proceeding. This covenant not to bring or maintain any action in law or equity shall be subject to specific enforcement. The Purchaser Released Parties are third party beneficiaries of this Section 5.10.

5.11 Transition Services Agreement. At the Closing, Purchaser, the Company and P2P shall enter into a Transition Services Agreement, in substantially the form attached hereto as Exhibit B, which shall provide for certain transition services to be provided by P2P to the Company upon the terms and conditions set forth therein.

5.12 Name Change.

(a) Promptly following the Closing, the Owners shall take all actions and make all filings necessary to change, as promptly as possible but in no event later than the date that is twelve (12) months from the Closing Date (the “Transition Period”), the names of MedPartners Locum Tenens, LLC, a Delaware limited liability company (“MedPartners LT”), MedPartners LT Holdings, Inc., a Florida corporation, and any other entity controlled by the Owners including the name “MedPartners” in their titles to remove any reference to the name “MedPartners” in their titles and to cease using the name “MedPartners” in their business. Except as provided for the use of the name MedPartners LT during the Transition Period as contemplated by this Section 5.12, the Owners acknowledge and agree that no Owner nor any of their respective Affiliates shall have any rights in or to the name “MedPartners” or any Mark in “MedPartners” following the Closing.

(b) Following the Closing, Purchaser agrees, and shall cause its subsidiaries, not to use the name “MedPartners Locum Tenens” in their businesses prior to the three-year anniversary of the Closing Date.

5.13 Tail Coverage. On or prior to the Closing, the Company, at its sole cost and expense, shall have purchased tail coverage for the insurance policies set forth on Schedule 5.13.

5.14 Certain Bonuses. Purchaser agrees that it shall cause the Company to pay the bonus set forth on Schedule 5.14, which shall be considered a Transaction Expense (and therefore be deducted from the Purchase Price), through the normal course payroll of the Company as promptly as possible following the Closing.

5.15 Landlord Consent. Sellers shall cooperate in good faith with Purchaser in obtaining any consents required under the lease of the Leased Real Property.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING

6.1 Conditions to the Obligations of Each Party. The respective obligations of Purchaser, on the one hand, and the Owners, on the other hand, to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Governmental Approvals. All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities (other than in respect of the HSR Act) required to be made, obtained, or effected prior to the consummation of the Acquisition shall have been made, obtained, or effected, except for those the failure of which to be made, obtained, or effected has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No Orders or Injunctions; Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order that is then in effect and has the legal effect of preventing or prohibiting consummation of the Acquisition.

6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of Purchaser:

(a) Representations and Warranties. The representations and warranties of the Company and the Owners set forth in this Agreement shall be true and correct as of the Closing as if made at and as of the Closing (other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date), except as would not have a Material Adverse Effect (disregarding any materiality, Material Adverse Effect or similar qualifications in such representations and warranties).

(b) Covenants and Agreements. The Company and the Owners shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect on the Company.

(d) Closing Certificates. The Company shall have delivered to Purchaser a certificate of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) with respect to the Company have been satisfied. The Owners shall have delivered to Purchaser a certificate of each Owner, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) with respect to such Owner have been satisfied.

(e) Secretary’s Certificate. The Company shall have delivered to Purchaser a certificate of its Secretary certifying: (i) the articles of organization and operating agreement of the Company as in effect immediately prior to the Closing, and (ii) complete and correct copies of the resolutions of the board of directors of the Company, authorizing the execution, delivery and performance of the Acquisition Documents and the consummation of the Transactions.

(f) Good Standing Certificates. The Company shall have delivered to Purchaser a certificate of good standing for the Company from the state of its jurisdiction of organization, dated within ten (10) Business Days of the Closing Date.

(g) FIRPTA Certificate. Each Owner shall have delivered to Purchaser a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code.

(h) Resignations. The Company shall have delivered to Purchaser removals or resignations of each of the managers and officers identified on Exhibit C from their positions with the Company, effective as of the Closing.

(i) Non-competition and Non-solicitation Agreements. Each Owner shall have delivered to Purchaser a Non-competition and Non-solicitation Agreement in substantially the form of Exhibit D duly executed by such Owner and its ultimate beneficial owners.

(j) Escrow Agreement. Owner Representative shall have delivered to Purchaser the Escrow Agreement duly executed by Owner Representative and the Escrow Agent.

(k) Payoff Letters. The Company shall have delivered to Purchaser such payoff letters, collateral release letter or other similar writing, in a form reasonably satisfactory to Purchaser, evidencing the full and complete release of (i) all Liens, other than Permitted Liens, on the Membership Interests and (ii) all Liens, other than Permitted Liens, on the material assets of the Company.

(l) Assignment of Membership Interests. The Owners shall have delivered to Purchaser assignments or other transfer documentation with respect to the Membership Interests.

(m) Offer Letter. Marci Wilhelm shall have delivered to Purchaser an offer letter for employment with Purchaser in form and substance acceptable to Purchaser, along with Purchaser’s standard form of employee restrictive covenant agreement, each duly executed by Ms. Wilhelm.

(n) Affiliate Agreements. The Company shall have delivered to Purchaser evidence of the termination of the agreements set forth on Schedule 6.2(n).

6.3 Conditions to Obligations of the Owners. The obligations of the Owners to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of the following additional conditions, any one or more of which may be waived in writing at the option of each Owner:

(a) Payment of Purchase Price and Other Amounts. Purchaser shall have paid the Purchase Price and such other amounts set forth pursuant to, and in accordance with, Section 1.2(a).

(b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing as if made at and as of the Closing (other than representations and warranties that expressly speak only as of a particular date, which shall have been true and correct as of such particular date), except as would not have, or reasonably be expected to have, a material adverse effect on the ability of Purchaser to consummate the Transactions (disregarding any materiality, Material Adverse Effect or similar qualifications in such representations and warranties).

(c) Covenants and Agreements. Purchaser shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Closing.

(d) Escrow Agreement. Purchaser shall have delivered to the Owner Representative the Escrow Agreement duly executed by Purchaser.

(e) Closing Certificate. Purchaser shall have delivered to the Owners a certificate executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(b) and 6.3(c) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by mutual written consent of Purchaser and the Owners.

7.2 Termination by Purchaser or the Owners. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, by Purchaser or the Owners if:

(a) the Closing shall not have been consummated on or before June 30, 2018 (the “Outside Date”), provided, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of a representation, warranty, covenant, or obligation under this Agreement or whose action or failure to act has been the principal cause of or resulted in the failure of the Acquisition to have been consummated on or before the Outside Date (the breach, act or failure to act of the Company also deemed to be the breach, act or failure to act of its applicable Owners under this Section 7.2(a)); or

(b) any Governmental Authority has issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(b) shall not be available to any party that has failed to perform its obligations in Section 5.2 (the failure to perform of the Company also deemed to be the failure to perform of its applicable Owners under this Section 7.2(b)).

7.3 Termination by Purchaser. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by Purchaser, if the Company or an Owner has breached any of their representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Company Terminating Breach”), and such Company Terminating Breach (i) would give rise to the failure of a condition set forth in Sections 6.2(a), (b) or (c) and (ii) if such breach is reasonably capable of being cured, such breach shall have not been cured prior to the earlier of (x) twenty (20) days following notice of such breach and (y) the Outside Date; provided, that Purchaser shall have no right to terminate this Agreement pursuant to this Section 7.3 if there is an uncured Purchaser Terminating Breach (as defined in Section 7.4) at the time Purchaser seeks to terminate under this Section 7.3.

7.4 Termination by the Owners. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the Owners, if Purchaser has breached any of its representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Purchaser Terminating Breach”), and such Purchaser Terminating Breach (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(c) and (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (x) twenty (20) days following notice of such breach and (y) the Outside Date; provided, that the Owners shall have no right to terminate this Agreement pursuant to this Section 7.4 if there is an uncured Company Terminating Breach at the time the Owners seek to terminate under this Section 7.4.

7.5 Effect of Termination. In the event of the termination of this Agreement pursuant to this ARTICLE VII, this Agreement shall immediately become null and void and have no effect, without any liability on the part of any party or its officers, directors, managers, employees, stockholders, members, Affiliates and agents; provided, that (a) termination of this Agreement shall have no impact on any rights a party may have against another party for any breach of this Agreement by such other party prior to the termination of this Agreement, and (b) the provisions of the last sentence of Section 5.4 and the provisions of Section 5.5, this Section 7.5, and ARTICLE IX shall survive termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival Periods.

(a) All representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until twelve (12) month anniversary of the Closing Date; except for the representations and warranties set forth in Sections 2.1 (Organization and Qualification; Authority),), 2.2 (Authorization and Validity), 2.4 (Capitalization), 2.15 (Taxes), 2.19 (Brokers and Finders), 3.1 (Authorization and Validity), 3.4 (Membership Interests), 3.5 (P2P) and 3.6 (Brokers and Finders) (collectively, the (the “Fundamental Representations”) which shall survive until thirty (30) days after the expiration of the applicable statute of limitations for a Third Party to bring a claim of such nature against Purchaser or the Company. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 8.1 for the representations and warranties contained herein will replace any statute of limitations for such representations or warranties that would otherwise be applicable (including, without limitation, the statute of limitations prescribed by the law of the State of Delaware).

(b) In the event that the Indemnified Party (as defined below) provides written notice in accordance with Section 8.4 to the Indemnifying Party (as defined below) within the applicable period of time set forth in Section 8.1(a), and such claim shall not have been finally resolved before the expiration of the applicable period referred to in the first sentence of Section 8.1(a), such claim shall continue to survive and shall remain a basis for indemnity until such claim is finally resolved.

(c) This Section 8.1 shall not limit any covenant or agreement of the parties contained in this Agreement that by its terms contemplates performance after the Closing.

8.2 Indemnification by an Owner.

(a) Subject to the limitations in this ARTICLE VIII, from and after the Closing, each Owner shall, subject to the proviso in Section 8.2(a)(i), jointly and severally, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, managers, employees, representatives and agents (collectively the “Purchaser Group,”and each member thereof, a “Purchaser Indemnified Party”), from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”), suffered or incurred by any such party, if and to the extent such Losses are suffered or incurred by reason of, or arising out of, any of the following:

(i) any breach or inaccuracy of any representation or warranty set forth in Article II or III to be true and correct when made or deemed to be made under the terms hereof (unless specifically provided otherwise), provided, that notwithstanding anything to the contrary herein, each Owner shall severally but not jointly indemnify a Purchaser Indemnified Party from and against any Losses suffered or incurred arising out of a breach or inaccuracy of the representations and warranties set forth in Article III with respect to such Owner;

(ii) the breach of any covenant or agreement of an Owner or the Company contained in this Agreement to be performed prior to the Closing, provided, that any claim for indemnification pursuant to this Section 8.2(a)(ii) shall only survive until the twelve (12) month anniversary of the Closing Date;

(iii) the breach of or failure to perform any covenant or agreement, to be performed by an Owner or their respective Affiliates under this Agreement after the Closing;

(iv) all Indemnified Taxes;

(v) any unpaid Transaction Expense or Company Indebtedness outstanding as of the Measurement Time, in each case solely to the extent not reflected in the Final Statement;

(vi) any data breaches occurring prior to the Closing as a result of the Company’s failure to encrypt devices used by the Company’s employees and consultants; or

(vii) any liabilities arising from the Company’s failure to comply with overtime pay practices any time between January 1, 2015 and the Closing Date, provided, that any claim for indemnification pursuant to this Section 8.2(a)(vii) shall only survive until the twelve (12) month anniversary of the Closing Date.

8.3 Indemnification by Purchaser.

(a) Subject to the limitations in this ARTICLE VIII, from and after the Closing, Purchaser shall indemnify, defend and hold harmless the Owners and their Affiliates and its and their respective officers, directors, managers, employees, representatives and agents, from and against any and all Losses suffered or incurred by any such party, if and to the extent such Losses are suffered or incurred by reason of, or arising out of, any of the following:

(i) The breach or failure of any representation or warranty of Purchaser contained in this Agreement to be true and correct when made or deemed made under the terms hereof; or

(ii) The breach of any covenant or agreement of Purchaser or the Company contained in this Agreement to be performed after the Closing.

(b) No claim for indemnification may be made under Section 8.3 unless written notice, specifying in reasonable detail the nature of the claim, has been given to Purchaser:

(i) at any time prior to sixty (60) days after the expiration of the statute of limitations applicable to the underlying claim (or if there is no applicable statute of limitations, at any time until the date that is three (3) years after the Closing Date), with respect to any claim brought for a misrepresentation or breach of Sections 4.1 (Organization and Qualification; Authority), 4.2 (Authorization and Validity) or 4.5 (Brokers); or

(ii) at any time on or prior to the twelve (12) month anniversary of the Closing Date, with respect to any claim brought for a misrepresentation or breach of any other representation or warranty; and

(iii) at any time on or prior to thirty (30) days following the last date of required performance, with respect to any claim brought for a breach of any covenant required to be performed by Purchaser or the Company following the Closing.

(c) The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with Section 8.3(b) shall expire upon the final resolution of such claim.

8.4 Notice and Defense of Claims. The party making a claim for indemnification under this ARTICLE VIII is referred to herein as the “Indemnified Party” and the party against whom such claim for indemnification is asserted under this ARTICLE VIII is referred to herein as the “Indemnifying Party.”All claims for indemnification under this ARTICLE VIII will be asserted and resolved as follows:

(a) Third Party Claims. If the Indemnified Party becomes aware of a claim being asserted by a Third Party (a “Third Party Claim”) that the Indemnified Party believes may result in a demand pursuant to this ARTICLE VIII, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim. The Indemnified Party shall be entitled to control the defense of any Third Party Claim (other than any Third Party Claim relating to Indemnified Taxes, which shall be governed by Section 5.7), with its own counsel and at its own expense (which expenses, for the avoidance of doubt, shall be considered Losses to the extent that an Indemnified Party is or would be (if finally resolved pursuant to Section 8.3(c)) entitled to indemnification in respect of such Third Party Claim); provided however, that the Indemnifying Party shall be entitled to participate, with its own counsel and at its own cost and expense, in the defense of any Third Party Claim that is the subject of a notice given by an Indemnified Party pursuant to this Section 8.4(a); provided, further, that the Indemnified Party shall not be entitled to enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which such consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or consent to entry of judgment requires payment by any one or more Owners of amounts that, in the aggregate with all other indemnifiable Losses arising from Third Party Claims settled or compromised by Purchaser Indemnified Parties pursuant to this Section 8.4(a), exceed the Indemnity Escrow Fund, in case any one or more Owners is the Indemnifying Party, or the payment of funds, in case Purchaser is the Indemnifying Party, or involves any finding or admission of any violation of any Law or admission of wrongdoing by the Indemnifying Party. A party shall only be liable for indemnification of a Third Party Claim by agreement of such party or otherwise pursuant to Section 8.4(c) and any settlement or compromise or consent to the entry of any judgement entered into by an Indemnified Party with respect to such Third Party Claim shall not conclusively establish whether Losses were incurred with respect to such Third Party Claim for which indemnification is required hereunder or the amount of indemnifiable Losses.

(b) Non-Third Party Claims. In the event the Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a Third Party, the Indemnified Party shall with reasonable promptness send written notice with respect to such claim to the Indemnifying Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim.

(c) If, within thirty (30) calendar days from the date the Indemnifying Party receives notice in accordance with Section 8.04(a) or (b), the Indemnifying Party does not notify the Indemnified Party in writing that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall timely object in writing to any claim made in accordance with Section 8.04(a) or (b), the Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the parties shall attempt in good faith for thirty (30) calendar days to agree upon the rights of the respective parties with respect to such claim. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If the parties do not so agree, the parties will resolve the conflict in accordance with Section 9.9.

(d) Notice of Claims. The Indemnified Party’s failure to give reasonably prompt written notice to the Indemnifying Party of any actual, threatened or possible claim or demand that may give rise to a right of indemnification hereunder will not relieve the Indemnifying Party of any Liability that the Indemnifying Party may have to the Indemnified Party unless the failure to give such written notice materially and adversely prejudiced the Indemnifying Party.

8.5 Limitations on Liability.

(a) Notwithstanding any provision of this Agreement to the contrary, after the Closing Date, a Purchaser Indemnified Party will not be entitled to indemnification pursuant to subparts (i) and (vii) of Section 8.2(a) until the aggregate of all the amounts due to Purchaser Group exceeds One Million Seventy-Five Thousand Dollars ($1,075,000) (the “Deductible”), in which case Purchaser Indemnified Party will be entitled to recover Losses suffered only to the extent in excess of the Deductible; provided, however, that any Losses incurred by any Purchaser Indemnified Party as a result of any of the following shall not be subject to the Deductible: (i) the Company’s or an Owner’s breach of, or any inaccuracy contained in, the Fundamental Representations or (ii) fraud, willful breach or intentional misrepresentation on the part of an Owner or the Company.

(b) Except for (i) claims based on actual fraud or Willful Breach on the part of the Company (committed on or before the Closing) or an Owner or (ii) a breach of, or inaccuracy contained in the Fundamental Representations, the maximum amount of Losses Purchaser Group can recover pursuant to subparts (i) and (vii) of Section 8.2(a) is limited to One Million Seventy-Five Thousand Dollars ($1,075,000) (the “Indemnification Limit”). The maximum amount of Losses Purchaser Group can recover pursuant to subpart (vi) of Section 8.2(a) is limited to Five Million Dollars ($5,000,000).

(c) Except for claims based on actual fraud on the part of the Company (committed on or before the Closing) or an Owner, the maximum amount of Losses Purchaser Group can recover from an Owner pursuant to Section 8.2(a) is limited to such Owner’s Pro Rata Share.

For avoidance of doubt, the Deductible and Indemnification Limit do not apply to claims for indemnification pursuant to subparts (ii), (iii) or (iv) of Section 8.2(a), and the limitations contained in this Section 8.5 shall in no way limit the amounts Purchaser Indemnified Parties may recover under the R&W Insurance Policy.

(d) Purchaser shall, and shall cause the Company to, in good faith, use commercially reasonable efforts to seek recovery, at its or their own expense, of all insurance proceeds from insurers (including, without limitation, under the R&W Insurance Policy) with respect to all Losses with respect to which any Purchaser Indemnified Party makes a claim for indemnification under this ARTICLE VIII; provided, however, that Purchaser shall not be required to, and it shall not be required to cause the Company to, initiate or pursue any legal action to make any such recovery and provided further that in no event shall Purchaser’s obligations under this sentence act as a bar to bringing an indemnification claim against the Owners. To the extent that Purchaser or the Company receives any amount under insurance coverage with respect to a matter for which a Purchaser Indemnified Party has previously obtained payment in indemnification under this ARTICLE VIII, Purchaser shall, as soon as reasonably practicable after receipt of such insurance proceeds, pay and reimburse to the Owners (in accordance with their respective Pro Rata Share), for any prior indemnification payment up to the amount of the insurance proceeds, but less (i) the cost and expense of pursuing such insurance recovery, (ii) the deductible associated therewith and (iii) the amount of all retro-premium obligations and reasonably anticipated premium increases resulting from such recovery (other than premiums under the R&W Insurance Policy). For purposes of this Section 8.5(d), the term insurance proceeds shall in all respects include the proceeds received under or pursuant to the R&W Insurance Policy.

(e) The indemnification rights provided in this ARTICLE VIII constitute the sole and exclusive remedy of the parties following Closing with respect to any dispute arising out of or related to this Agreement, other than (i) claims based on actual fraud, (ii) the remedy of specific performance provided by Section 9.14 and other equitable remedies, or (iii) as provided by Section 1.3 with respect to the Net Adjustment Amount.

8.6 Additional Limitations.

(a) Notwithstanding any other provision of this Agreement to the contrary, none of the parties shall be liable to the other, whether in contract, tort or otherwise, for any punitive damages that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under the Acquisition Documents, except to the extent to which a third party claim indemnified under this ARTICLE VIII includes such damages.

(b) No Indemnified Party shall be entitled to indemnification with respect to any Losses to the extent such Losses are accrued or otherwise reflected in the Net Adjustment Amount.

8.7 Fraud. None of the limitations contained in this ARTICLE VIII shall apply to actual fraud.

8.8 Mitigation. Each of the parties agrees to use commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Losses indemnifiable under this ARTICLE VIII, including pursuing recovery under the R&W Insurance Policy.

8.9 Right of Offset. Notwithstanding any provision to the contrary herein, Purchaser may at any time withhold and set off against amounts otherwise payable under this Agreement that amount payable by the Owners to Purchaser Indemnified Parties pursuant to any section of this ARTICLE VIII in accordance with Section 1.4(d).

8.10 Materiality; Net Losses; No Subrogation; Access to Information; No Contributions.

(a) For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation or warranty contained herein and for purposes of determining the existence of a breach, references to Material Adverse Effect or materiality (or other similar terms) shall be disregarded.

(b) The Indemnifying Party shall not be subrogated to any rights of the Indemnified Party (and its Affiliates), against any Third Party in respect of any Losses suffered by an Indemnified Party.

(c) Upon reasonable notice and during normal business hours, Purchaser shall afford the Owner Representative reasonable access to the books and records of the Company in connection with any indemnification claim made by the Purchaser with respect to a third party claim, but excluding any dispute between the Owners, on the one hand, and Purchaser, on the other hand, except as would be required by applicable civil process or applicable discovery rules.

(d) Each Owner waives, and acknowledges and agrees that such Owner will not in its capacity as an equityholder exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification or other rights any party may have under or in connection with this Agreement.

8.11 Payment of Claims. Any and all payments required pursuant to Section 8.2(a)(i) of this Agreement shall be made first from that portion of the Escrow Fund representing the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement; provided, however, that any and all payments required pursuant to Section 8.2(a)(i) of this Agreement with respect to the representations and warranties set forth in Section 2.15 (Taxes) may, at Purchaser’s election, be made from that portion of the Escrow Fund representing the Tax Escrow Amount in accordance with the terms of the Escrow Agreement. Any and all payments required pursuant to

Sections 5.7(h) or 8.2(a)(iv) of this Agreement shall be made first from that portion of the Escrow Fund representing the Tax Escrow Amount in accordance with the terms of the Escrow Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any suit, claim, action, grievance, arbitration, administrative or other proceeding or, to the Company’s Knowledge, investigation or inquiry.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Membership Interest or other securities, as trustee or executor, by contract or otherwise.

“Acquisition Documents” means this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

“Adjustment Escrow Amount” means $1,500,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted or obligated to close in the State of Florida.

“Cash” means, without duplication, the total amount of cash and cash equivalents that would be reflected on a consolidated balance sheet of a Person prepared in accordance with GAAP, which, for the avoidance of doubt, (i) shall be calculated net of issued and uncleared checks, wire transfers and drafts, and (ii) shall include credit card receipts in transit and any cash, checks, wire transfers and drafts subject to deposits in transit or available for deposit for the account of such Person. For the avoidance of doubt, the foregoing definition shall be applied so that Cash resulting from the collection of receivables or other assets is recognized at the same time that the reduction in such receivable or other asset by reason of such collection is recognized, and that the reduction in Cash expended to pay payables and other liabilities or to acquire an asset is recognized at the same time as the reduction in payables or other liabilities or the creation of such asset by reason of such expenditure is recognized.

“Closing Cash” means the Company’s Cash as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended, and its successor, and all rules and regulations promulgated thereunder.

“Company Benefit Plan” means any Benefit Plan sponsored solely and exclusively by the Company or any Benefit Plan sponsored by an Affiliate of the Company or P2P with respect to which the Company has or could have any Liability.

“Company Business” means the business operated by the Company as of the date of this Agreement, including the business of health information management services, which includes (a) medical coding, (b) auditing, (c) claims editing, (d) vendor management, (e) coding denials management, (f) case management, (g) clinical documentation improvement, (h) registry services, (i) consulting services relating to the services described in the foregoing clauses (a) – (h), and (j) recruiting, supervising, credentialing, training and related support services with respect to personnel who provide the services described in foregoing clauses (a) – (h) (such personnel, “Service Personnel”). For purposes of clarity, the parties acknowledge that this definition is not intended to refer generally to the industry in which the Company operates as of the Closing, but the specific businesses as operated by the Company with their Intellectual Property, personnel and operations prior to and as of the Closing. The parties further acknowledge that Purchaser as of the Closing operates a similar business to that described above and/or might acquire businesses identical or similar to all or a portion of the Company Business in the future and such businesses (“Purchaser’s Similar Businesses”) shall not be incorporated into the definition of Company Business.

“Earn Out Payments” means the First Earn Out Payment and Second Earn Out Payment.

“ERISA Affiliate” means, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any benefit plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement entered into as of the Closing Date by and among Purchaser, the Owner Representative and the Escrow Agent substantially in the form attached hereto as Exhibit E.

“Escrow Amount” means the Indemnity Escrow Amount, the Adjustment Escrow Amount and the Tax Escrow Amount.

“Escrow Fund” means the Escrow Amount, as the same may be increased or decreased from time to time pursuant to the terms of the Escrow Agreement.

“First Earn Out Payment” means, in the event that (i) Gross Profit for the First Measurement Period is greater than or equal to Forty Seven Million Seven Hundred Thousand Dollars ($47,700,000), and (ii) Gross Profit Margin for the First Measurement Period is greater than or equal to thirty-four and a half percent (34.5%), an amount equal to five (5) times each incremental dollar of Gross Profit above Forty Seven Million Seven Hundred Thousand Dollars ($47,700,000), capped at Ten Million Dollars ($10,000,000). An example of the calculation of the First Earn Out Payment is set forth on Schedule C.

“Governmental Programs”” means Federal Health Care Programs and all state health care benefit programs.

“Gross Profit” means Revenue minus the aggregate Cost of Revenue incurred by the Company Business, properly recorded and recognized in accordance with GAAP.

“Cost of Revenue” means contract labor wages, medical benefits, holiday pay, payroll Taxes, paid time off, consulting travel direct bill, and travel and other expense reimbursements incurred by the contractors, as represented by the Financial Statements. Cost of Revenue shall not include any 401(k) matching contributions. An example of the calculation of Gross Profit is set forth on Schedule C.

“Gross Profit Margin” means, for the relevant period, the percentage obtained by dividing (x) Gross Profit for such period and (y) Revenue for such period.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, and all regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, 45 CFR Parts 160 and 164, Subparts A and C, the Standards for Electronic Transactions and Code Sets, 45 CFR Parts 160 and 162, and the Breach Notification for Unsecured Protected Health Information Rules, 45 CFR Parts 164, Subpart D).

“Indebtedness” means, without duplication, (a) any indebtedness for borrowed money, including any intercompany amounts owed to Affiliates (b) any obligations in respect of drawings made under letters of credit or bankers acceptances, (c) any indebtedness evidenced by any note, bond, debenture or other debt security, (d) any guarantees by a Person of the types of indebtedness or obligations referred to in clauses (a) through (c) (including guarantees in the form of an agreement to repurchase or reimburse), or in respect of which a Person has assured a creditor against loss, (e) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (f) any indebtedness secured by a Lien (other than a Permitted Lien) on a Person’s assets, (g) all obligations of the Company to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interest of the Company or any warrants, rights or options to acquire such capital stock or other equity interest and (h) any interest, penalty (prepayment or otherwise), fees, costs, premiums or expenses, to the extent due or owing in respect of any of the foregoing, whether resulting from their payment or discharge or otherwise.

“Indemnified Taxes” means (i) all Taxes of the Company for all Pre-Closing Periods and, with respect to any Straddle Period, all Taxes that relate to the portion of the Straddle Period ending on the Closing Date, (ii) all Taxes of the Company for Tax periods beginning after the Closing Date solely attributable to the inclusion of any item of income or exclusion of any item of deduction resulting from any breach of or inaccuracy in the representation made in Section 2.15(h), (iii) any and all liability for payment of amounts described in clause (i) or (ii) of this definition whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period (including under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law) or otherwise through operation of Law and (iv) any liability for the payment of amounts described in clause (i), (ii) or (iii) of this definition as a result of any tax sharing, tax indemnity or tax allocation agreement, or any other express or implied agreement to indemnify any other Person for Taxes.

“Indemnity Escrow Amount” means One Million Seventy Five Thousand Dollars ($1,075,000).

“Knowledge” means, with respect to the Company, those matters known by Bob Bradley, Marci Wilhelm, George Klimis, Mike Behringer, Brandi Fowler or Gregg Straus, or that any such individual should have after reasonable due inquiry of the persons at the Company who have responsibility for such fact or matter.

“Law” or “Laws” means any foreign or domestic (federal, state or local) law, statute, ordinance, regulation, rule, code, ordinance, policy, or reporting or licensing or other requirement, including any interpretation or guidance thereof by any Governmental Authority. Laws shall include, but are not limited to, the following: (i) all laws and regulations applicable to any Governmental Program, (ii) the federal Anti-Kickback Statute (42 U.S.C. 1320a-7b(b)), (iii) the civil False Claims Act (31 U.S.C. 3729 et seq.), (iv) the criminal False Claims Act (18 U.S.C. 287), (v) the administrative False Claims Law (42 U.S.C. 1320a-7b(a)), (vi) the Federal Civil Monetary Penalties Law (42 U.S.C. 1320a-7a), (vii) HIPAA and Other Privacy Laws, (viii) any comparable self-referral or fraud and abuse laws, directives, and regulations promulgated by any state agency, (ix) any directives, rules, or regulations thereunder promulgated by the Department of Health and Human Services or any applicable state agency relating to the foregoing, and (x) any state professional licensing requirements.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, known or unknown, liquidated or unliquidated, matured or unmatured, or otherwise.

“Material Adverse Effect,” as used in this Agreement with respect to the Company, means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be, materially adverse to (i) the business, assets, liabilities, financial condition, or results of operations of the Company, taken as a whole, or (ii) the ability of an Owner or the Company to perform its obligations under the Acquisition Documents to which it is a party or to consummate the Transactions; provided, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic or financial, credit or securities market conditions or prevailing interest rates, (B) general changes in the industries in which the Company operates, (C) changes or proposed changes in Law or GAAP or interpretations or enforcement thereof by any Governmental Authority, (D) changes or proposed changes in reimbursement rates or coverage limitations applicable to the Company’s services, (E) the announcement or pendency of the Transactions, the fulfillment of the parties’ obligations under this Agreement, or the consummation of the Transactions, (F) actions or omissions by the Company at Purchaser’s request, (G) any failure of the Company to meet any projections or forecasts (provided, that this clause (G) shall not prevent a determination that any event, circumstance, change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect so long as such event, circumstance, change or effect is not otherwise excluded from determining whether there is a Material Adverse Effect)), (H) weather, natural disasters, earthquakes, or other acts of God, or (I) acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such acts of war, sabotage or terrorism or military actions, in case of each of (A), (B) and (D), that do not disproportionately affect the Company, taken as a whole.

“Material Adverse Effect” as used in this Agreement with respect to Purchaser or an Owner, means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the ability of Purchaser or such Owner, as applicable, to consummate the Transactions or otherwise to perform its obligations under any Acquisition Document to which it is a party.

“Measurement Time” means 12:01 a.m. Eastern time on the Closing Date, prior to giving effect to the Closing.

“Net Working Capital” means, as of the Measurement Time, current assets of the Company, excluding Cash, Tax receivables or assets, intercompany accounts receivable and Transaction Expenses, minus current liabilities of the Company, including all “cut” but uncashed checks issued by the Company that are outstanding as of the Measurement Time, and excluding Tax liabilities, the current portion of Company Indebtedness and Transaction Expenses, as calculated in accordance with GAAP and Exhibit A.

“Net Working Capital Target” means Fourteen Million Five Hundred Thousand Dollars ($14,539,660).

“Order” means any judgment, order, writ, injunction, ruling or decree of or any settlement under the jurisdiction of any Governmental Authority, whether temporary, preliminary or permanent.

“Ordinary Course of Business” means an action that is consistent in nature, scope and magnitude with the past day-to-day practices of the Company.

“Other Privacy Laws” means any laws concerning the privacy or security of personal information, excluding HIPAA, and including state health information privacy and security laws, state data breach notification laws, and state consumer protection laws.

“Owner Representative Reserve” means an amount equal to $1,000,000.

“Permitted Liens” means (a) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment or that are being contested in good faith, (b) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other similar Liens, in each case arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith, (c) zoning, entitlement, building and other land use regulations imposed on any Leased Real Property by any Governmental Authority having jurisdiction over the Leased Real Property, and (d) restrictions on the transfer of securities imposed by state or federal securities Laws.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Private Programs” means any non-governmental medical private insurance program or other payment program for medical expenses.

“Pro Rata Share” means that certain portion of the Purchase Price actually received by an Owner as a result of its consolidated ownership in the Company, as set forth on Schedule B attached hereto.

“Related Person” of a specified Person means such Person’s present and future Affiliates, equityowners, partners, managers, directors, officers, employees, agents, predecessors, successors and assigns.

“Revenue” means revenue generated from the operation of the Company Business, including contract billings and accruals, permanent placement fees, and travel expense billings less VMS processing fees, whether generated in the Company, or if Purchaser or an Affiliate of Purchaser succeeds to the interests of the Company Business, Purchaser or such Affiliate to the extent of the interest it succeeded to, properly recorded and recognized in accordance with GAAP. For the avoidance of doubt, Revenue shall not include any revenue of Purchaser’s Similar Businesses, whether generated before or after the Closing. An example of the calculation of Revenue is set forth on Schedule C.

“Second Earn Out Payment” means an amount determined as follows:

(a) In the event that (i) Gross Profit for the Second Measurement Period is greater than or equal to Twenty Six Million Five Hundred Thousand Dollars ($26,500,000), and (ii) Gross Profit Margin for the Second Measurement Period is greater than or equal to thirty-four and a half percent (34.5%), an amount equal to five (5) times each incremental dollar of Gross Profit above Twenty Six Million Five Hundred Thousand Dollars ($26,500,000), capped at Five Million Dollars ($5,000,000); plus

(b) an amount equal to (i) One Million Dollars ($1,000,000) if Gross Profit for the Second Measurement period is greater than or equal to Twenty Eight Million Five Hundred Thousand Dollars ($28,500,000) but less than Twenty Nine Million Dollars ($29,000,000), (ii) Three Million Dollars ($3,000,000) if Gross Profit for the Second Measurement Period is greater than or equal to Twenty Nine Million Dollars ($29,000,000) but less than Twenty Nine Million Five Hundred Thousand Dollars ($29,500,000) or (iii) Five Million Dollars ($5,000,000) if Gross Profit for the Second Measurement Period is greater than or equal to Twenty Nine Million Five Hundred Thousand Dollars ($29,500,000); provided that, in each case, Gross Profit Margin for the Second Measurement is greater than or equal to thirty-four and a half percent (34.5%).

An example of the calculation of the Second Earn Out Payment is set forth on Schedule C.

“Straddle Period” means all taxable periods which begin before the Closing Date and end after the Closing Date.

“Tax Escrow Amount” means $2,920,000.

“Third Party(ies)” means a Person that is not a party to this Agreement or an Affiliate of any party to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in breach of such representation, warranty, agreement or covenant and (b) such party knows at the time of such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

9.2 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

9.3 Transaction Expenses. Except as otherwise specified in this Agreement, each of the parties shall bear its own Transaction Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Transactions. “Transaction Expenses” as used in this Agreement shall mean (a) all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and all other matters contemplated by this Agreement and the Closing, (b) any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise, (c) any bonuses, change-in-control payments, severance payments, retention payments or similar payments to employees or other service providers of any of the Company, the Owners or their respective Affiliates that are outstanding as of, or payable as a result of, the Closing and all employer side Taxes incurred by the Company in connection with any such payment to employees or other service providers of the Company, and (d) the Company’s share of the R&W Premium.

9.4 Entire Agreement; Modification or Amendment. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

9.5 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions under this Agreement may be waived by any other party to whom such compliance is owed only by an agreement in writing signed by the parties against whom enforcement of such waiver is sought. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure on the part of any party to exercise, and no delay on the part of any party in exercising, any right, power, remedy or privilege under this Agreement or provided by Law, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence thereto, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

9.6 Assignment. This Agreement shall not be assignable, including by operation of law, by any of the parties hereto without the written consent of all other parties. Notwithstanding the foregoing, Purchaser may assign, without the consent of the Company, the Owner Representative or the Owners, its rights and obligations under this Agreement to a direct or indirect subsidiary or Affiliate of Purchaser, provided that such Purchaser remains primarily obligated with respect to any assigned obligation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. In addition, notwithstanding the foregoing, Purchaser may collaterally assign its rights and remedies under this Agreement, without the prior written consent of the Company or the Owners, to any financial institution(s) or firm(s) providing financing to Purchaser in connection with this transaction, with such collateral assignment to be effective as of the Closing, and, pursuant to such collateral assignment, such financial institution(s) or firm(s) may, upon a default under any such financing, directly exercise all such rights and remedies of the Purchaser hereunder.

9.7 Severability. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

9.8 Notices.

(a) All notices or other communications required or permitted under this Agreement shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, by registered or certified mail, postage prepaid, return receipt requested, or by email or facsimile transmission with receipt confirmed by read receipt or automatic transmission report, as applicable, addressed as follows:

If to the Company (prior to Closing) or the Owners:	Robert Bradley 10722 Osprey Landing Way Thornotosassa, Florida 33592 E-Mail: bbradley@medpartnershim.com

Copy to Counsel: (which shall not constitute notice)	Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309 Attention: Russell Hilton Facsimile: (404) 881-7777 Email: Russell.hilton@alston.com

If to Purchaser:	AMN Healthcare, Inc. 12400 High Bluff Drive San Diego CA 92130 Attention: Chief Legal Officer Facsimile: (866) 893-0682 E-Mail: denise.jackson@amnhealthcare.com

Copy to Counsel: (which shall not constitute notice)	Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130 Attention: Stephen R. LaSala, Esq. Facsimile: (858) 847-4870 E-Mail: slasala@sheppardmullin.com

(b) All such notices or communications shall be deemed to be delivered (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (iii) in the case of mailing, on the fifth (5th) Business Day following the date of mailing, or (iv) in the case of email or facsimile transmission, upon confirmation by read receipt or automatic transmission report, as applicable. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.8.

9.9 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement (except as otherwise provided in Section 1.2(c)(i)). Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE)

ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.12 Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any legal or equitable rights or remedies; provided, that the Company shall have the right to pursue damages on behalf of an Owner in the event of Purchaser’s breach of this Agreement; provided, further, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 5.9, the M&O Indemnified Parties; with respect Section 9.6, the financial institution(s) or firm(s) providing financing to Purchaser in connection with this Transaction are expressly intended as third party beneficiaries; with respect to Section 9.13, the Non-Party Affiliates; and with respect to Section 9.16, Alston & Bird LLP.

9.13 No Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons who are expressly identified as parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement, the Acquisition Documents or the Transactions or for any claim based on, in respect of, or by reason of this Agreement, the Acquisition Documents or their respective negotiation or execution, and each party to this Agreement waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

9.14 Specific Performance. The rights and remedies of the parties to this Agreement shall be cumulative. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that money damages would not be a sufficient remedy for any breach of this Agreement. Accordingly, in addition to and not in limitation of any other remedies available to the parties to this Agreement for a breach or threatened breach of this Agreement, the parties shall be entitled to specific performance of this Agreement and an injunction restraining any such party from such breach or threatened breach. Each of the parties hereto herby waives any defense that a remedy at law would be adequate in any action for specific performance and any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

9.15 Interpretation. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or ARTICLE reference is expressly indicated, the entire Agreement rather than any specific Section or ARTICLE. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

9.16 Waiver of Conflict; Disposition of Attorney-Client Privilege. In any dispute or proceeding arising under or in connection with this Agreement, any Owner or the Owner Representative shall have the right, at its election, to retain the firm of Alston & Bird LLP to represent it in such matter, and Purchaser, for itself and for its successors and assigns, hereby irrevocably waives, and shall cause the Company to waive, any objection and consent to any such representation in any such matter. Purchaser acknowledges that the foregoing provision shall apply regardless of whether Alston & Bird LLP provides legal services to the Company after the Closing. Purchaser, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications among the Company, the Owners, the Owner Representative and their counsel, including Alston & Bird LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any other agreement contemplated hereby, or any matter relating to any of the foregoing, are privileged communications among the Company, the Owners, the Owner Representative and such counsel and after the Closing, the privilege shall remain within the exclusive control of such Owner or the Owner Representative, as the case may be. Neither Purchaser, the Company nor any Person purporting to act on behalf of or through Purchaser or the Company, will seek to obtain the same by any process. In addition, if the Transactions are consummated, the Company’s privileged records related to the Transactions will become property of (and be controlled by) the Owners and the Owner Representative, and Purchaser hereby irrevocably disclaims the right to assert a waiver by Owners or the Owner Representative with regard to the attorney-client privilege solely due to the fact that such information is physically in the possession of the Company after the Closing. Alston & Bird LLP is an intended beneficiary of this Section 9.16 and is entitled to enforce such provision.

9.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile or as attachments to email.

9.18 Owner Representative; Owner Representative Reserve.

(a) Each Owner hereby (i) authorizes, directs and appoints the Owner Representative to act as such Owner’s sole and exclusive agent, attorney-in-fact and representative in such Owner’s name, place and stead in connection with the authority granted to the Owner Representative pursuant to this Section 9.18, (ii) acknowledges that such appointment shall not be terminated except pursuant to this Section 9.18 and shall otherwise survive the death, incompetency, bankruptcy or liquidation of such Owner to the fullest extent permitted by Law, and (iii) authorizes and directs the Owner Representative to:

(i) grant waivers and consents under this Agreement;

(ii) review and determine whether they disagree with any portion of the Closing Statement delivered by Purchaser pursuant to Section 1.3 and, if the Owner Representative elects in his or her sole discretion to contest such notice and/or pursue any claim or dispute against Purchaser with respect to any disputed items related thereto, take any and all actions (including executing and delivering any notices, documents, incurring any costs and expenses on behalf of the Owners, making any and all determinations and compromising or settling any such claim or dispute) which may be required or permitted by this Agreement or the Accounting Firm in connection therewith;

(iii) take any and all other actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Owners and making any and all determinations) which may be required or permitted to be taken by the Owner Representative under Section 9.18;

(iv) receive all notices and other communications required or permitted to be given to the Owners, and deliver all notices required to be delivered by the Owners under this Agreement, including but not limited to any notice of a claim for which indemnification is sought under ARTICLE VIII; and

(v) exercise such other rights, power and authority, as are authorized, delegated and granted to the Owner Representative pursuant to this Agreement.

(b) Any such action taken, exercise of rights, power or authority, and any decision or determination made by the Owner Representative consistent with the powers and authority granted to the Owner Representative in Section 9.18(a), shall be absolutely and irrevocably binding on each Owner as if such Owner personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Owner’s capacity.

(c) Until notified in writing by the Owners or the Owner Representative that the Owner Representative has resigned or has been removed in accordance with Section 9.18(d), each Owner agrees that Purchaser shall be entitled to rely on any action taken (including but not limited to any consent or waiver granted) by the Owner Representative in his or her capacity as such as the valid and binding action of the Owners; provided, that, such action is consistent with the powers and authority granted to the Owner Representative in Section 9.18(a). Neither Purchaser, the Company nor any of their respective Affiliates shall have any Liability whatsoever in connection with any apportionment or distribution of payment to the Owners so long as Purchaser has followed and complied with the provisions of this Agreement.

(d) The Owners shall have the right at any time upon the joint instruction of all Owners to substitute a new Owner Representative by giving notice to Purchaser of the substitute Owner Representative. The Owner Representative may resign and be discharged from his duties hereunder at any time by giving written notice of such resignation to the Owners specifying a date (not less than 30 calendar days after giving such notice) when such resignation shall take effect and a copy thereof to Purchaser. Any substitute Owner Representative shall be subject to and only effective upon such substitute assuming the obligations of the Owner Representative hereunder and agreeing to be bound by the terms and conditions of this Agreement. Until notified in writing by the Owner Representative that he or she has resigned or has been removed in accordance with this Section 9.18(d), Purchaser may rely conclusively and act upon the directions, instructions and notices of the Owner Representative named above and, thereafter, upon the directions, instructions and notices of any successor named accordance with this Section 9.18(d).

(e) The authorizations of the Owner Representative shall be effective until his or her rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Owner Representative and Purchaser under this Agreement.

(f) By executing this Agreement under the heading “Owner Representative,” Robert Bradley hereby (i) accepts his or her appointment and authorization to act in his or her capacity as the Owner Representative as attorney-in-fact and agent on behalf of the Owners in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations under, and otherwise comply with, this Section 9.18.

(g) The Owner Representative shall hold and be entitled to use the Owner Representative Reserve for the purposes of paying for, or reimbursing the Owner Representative for, any and all costs and expenses (including accountants, counsel and legal fees and expenses) incurred by the Owner Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement or the Escrow Agreement (including payment of indemnification claims) (collectively, the “Owner Representative Expenses”). To the extent that the Owner Representative Reserve is insufficient to cover the Owner Representative Expenses, the Owners promptly upon request by the Owner Representative and in any event within ten (10) days of such request, shall reimburse the Owner Representative for the Owner Representative Expenses. The Owner Representative shall hold the Owner Representative Reserve in a segregated bank account and shall not comingle it with any other funds. At such time as the Owner Representative deems appropriate, the Owner Representative shall distribute to the Owners (in accordance with their respective Pro Rata Share) the remaining Owner Representative Reserve (the “Owner Representative Reserve Remainder”).

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Membership Interest Purchase Agreement by their duly authorized representatives as of the date first written above.

PURCHASER:

AMN HEALTHCARE, INC.

By:	/s/ Denise L. Jackson
Name:	Denise L. Jackson
Title:	Chief Legal Officer

COMPANY:

MEDPARTNERS HIM, LLC

By:	/s/ Robert Bradley
Name:	Robert Bradley
Title:	President

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NOW, THEREFORE, the parties hereto have executed this Membership Interest Purchase Agreement by their duly authorized representatives as of the date first written above.

OWNERS:

BROADREACH EVENTS, INC.

By:	/s/ Marci Wilhelm
Name:	Marci Wilhelm
Its:	President

Robert Van Bradley Irrevocable Grantor Retained Annuity Trust Agreement Dated November 2, 2017, dated as of December 27, 2017

By:	/s/ Vito Scutero
Name:	Vito Scutero
Its:	Trustee

TABBY ADVISORS, INC.

By:	/s/ Robert Bradley
Name:	Robert Bradley
Its:	President

SUNPEAK ADVISORS, INC.

By:	/s/ Gregg Straus
Name:	Gregg Straus
Its:	President

P2P SHARED SERVICES, LLC

By:	/s/ Vito Scutero
Name:	Vito Scutero
Its:	Chief Executive Officer

By	/s/ Harris Katz
Name:	Harris Katz
Its:	Chief Executive Officer

HARRIS KATZ

By:	/s/ Harris Katz

S-2

VITO SCUTERO

By:	/s/ Vito Scutero

OWNER REPRESENTATIVE:

ROBERT BRADLEY

By:	/s/ Robert Bradley

S-3